Exhibit 10.1

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 1, 2021 (this “Amendment”), among Construction Partners, Inc., a Delaware corporation (“Construction Partners”); Wiregrass Construction Company, Inc., an Alabama corporation (“Wiregrass Construction”); FSC II, LLC, a North Carolina limited liability company (“FSC”); C. W. Roberts Contracting, Incorporated, a Florida corporation (“Roberts Contracting”) and The Scruggs Company, a Georgia corporation (“Scruggs”, and, collectively with Construction Partners, Wiregrass Construction, FSC and Roberts Contracting, the “Borrowers”, and each, individually, a “Borrower”), the Lenders party hereto, and BBVA USA (“BBVA”), as Administrative Agent, L/C Issuer, and an Arranger.
A.    Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 24, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including as amended by this Amendment, the “Credit Agreement”), among the Borrowers, Everett Dykes Grassing Co., Inc., a Georgia Corporation (“Everett Dykes Grassing”), the Lenders parties thereto from time to time, and BBVA as Administrative Agent, L/C Issuer, and an Arranger. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. The rules of interpretation set forth in Section 1.02 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.
B.    Effective as of September 30, 2021, Everett Dykes Grassing has merged with and into Scruggs, with Scruggs being the surviving entity.
C.    The Company has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement in such a manner that, upon giving effect to such amendments, the Credit Agreement as so amended would contain the terms, covenants, conditions and other provisions as contained in the form of Credit Agreement set forth as Annex I to this Amendment (the “Consolidated Form Credit Agreement”).
D.    The Administrative Agent and the Lenders party hereto are willing to amend the Credit Agreement as set forth herein, subject to the terms and conditions hereof.
NOW, THEREFORE, the parties hereby agree as follows:
1.    Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended so that, as amended, it shall read as set forth in, and shall have the terms, covenants, conditions and other provisions of, the Consolidated Form Credit Agreement. The parties hereto acknowledge and agree that each amendment to the Credit Agreement reflected in the Consolidated Form Credit Agreement is and shall be effective as if individually specified in this Agreement (the parties further acknowledging that amending the Credit Agreement by reference to the Consolidated Form Credit Agreement provides a convenience to the parties to permit the amended terms to be read in the context of the full Credit Agreement), and that this Agreement is not a novation of the Credit Agreement (as in effect prior to the effectiveness of this Amendment) or of any credit facility provided thereunder or in respect thereof. The signature pages contained in the Credit Agreement and the Exhibits and the Schedules may be left off the Consolidated Form Credit Agreement. Notwithstanding that the cover page of the Consolidated Form Credit Agreement is dated “as of June 24, 2021”, the changes to the Credit Agreement effected by this Agreement shall be effective as of the date the conditions set forth in Section 4 hereof are satisfied.
2.    Each of the Loan Parties hereby agrees that with respect to each Loan Document to which it is a party, after giving effect to this Amendment and the transactions contemplated hereunder, all of its obligations, liabilities and indebtedness under such Loan Document, including guarantee obligations, are hereby confirmed and reaffirmed and shall, except as expressly set forth herein (including in the Consolidated Form Credit Agreement), remain unmodified and in full force and effect on a continuous basis. The Credit Agreement (as amended hereby) and each other Loan Document shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

Without limiting the generality of the foregoing, each Borrower and each Guarantor (collectively, the “Grantors” and each a “Grantor”) reaffirms its obligations as a grantor under the Security Agreement, including without limitation the grant pursuant to Section 1 of the Security Agreement of a security interest to the Administrative Agent for the benefit of the Secured Parties in (and the collateral assignment to the Administrative Agent for the benefit of the Secured Parties of) the property and property rights constituting Collateral (as defined in Section 1 of the Security Agreement) of such Grantor or in which such Grantor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, as security for the payment and performance of such Grantor’s respective Secured Obligations (as defined in the Security Agreement),
Without limiting the generality of the foregoing, as collateral security for the payment, performance and satisfaction of such Grantor’s respective Secured Obligations (as defined in the Security Agreement as in effect on the date hereof), each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in (and collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties) all Collateral (as defined in the Security Agreement as in effect on the date hereof) of such Grantor or in which such Grantor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located; and
3.    The effectiveness of this Amendment and the amendments to the Credit Agreement set forth herein are subject to the satisfaction of each of the following conditions (unless otherwise waived by the Administrative Agent and the Lenders party to this Amendment):
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent that a Loan Party is a party thereto, each dated the effective date of this Amendment and each in form and substance satisfactory to the Administrative Agent and each of the Lenders party to this Amendment:
(i)    executed counterparts of this Amendment, sufficient in number for distribution to the Administrative Agent and its counsel, each Lender party thereto and the Borrowing Agent, executed by the Loan Parties, the Administrative Agent, the L/C Issuer, and Lenders constituting Required Lenders; and
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party in connection herewith.
(b)    The Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent:
(i)    the organizational documents of the Captive Insurance Company;
(ii)    any regulatory agreements of the Captive Insurance Company;
(iii)    the application for licensing in the State of Alabama for the Captive Insurance Company;
(iv)    the form of the policy to be used by the Captive Insurance Company to provide the insurance coverage described herein; and
(v)    a description of the structure and amount of reserves and capitalization of the Captive Insurance Company.

(c)    Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the date of this Amendment, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
4.    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. Nothing expressed or implied in this Amendment shall be construed as a release or other discharge of any Loan Party under any Loan Document from any of its obligations and liabilities thereunder.
5.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Section 10.14 of the Credit Agreement shall apply to this Amendment to the same extent as if fully set forth herein.
6.    EACH LOAN PARTY A PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.
7.    This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 4. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.
8.    This Amendment shall be binding on and inure to the benefit of the parties and their heirs, beneficiaries, successors and permitted assigns. This Amendment constitutes a Loan Document for purposes of the Credit Agreement.
[Remainder of page left blank intentionally; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CONSTRUCTION PARTNERS, INC.,
as a Borrower and Guarantor
By:	/s/ R. Alan Palmer
Name:	R. Alan Palmer
Title:	Vice President

WIREGRASS CONSTRUCTION COMPANY, INC.,
as a Borrower and Guarantor
By:	/s/ R. Alan Palmer
Name:	R. Alan Palmer
Title:	Vice President

FSC II, LLC,
as a Borrower and Guarantor
By:	/s/ R. Alan Palmer
Name:	R. Alan Palmer
Title:	Vice President

C.W. ROBERTS CONTRACTING, INCORPORATED,
as a Borrower and Guarantor
By:	/s/ R. Alan Palmer
Name:	R. Alan Palmer
Title:	Vice President

THE SCRUGGS COMPANY,
as a Borrower and Guarantor
By:	/s/ R. Alan Palmer
Name:	R. Alan Palmer
Title:	Vice President

BBVA USA, as Administrative Agent

By:	/s/ John D. Brown
Name:	John D. Brown
Title:	Senior Vice President

BBVA USA, as a Lender and the L/C Issuer

By:	/s/ John D. Brown
Name:	John D. Brown
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jackie Castillo
Name:	Jackie Castillo
Title:	Vice President

REGIONS BANK, as a Lender

By:	/s/ Cory D. Guillory
Name:	Cory D. Guillory
Title:	Director

CITY NATIONAL BANK, as a Lender

By:	/s/ Edward E. Wooten
Name:	Edward E. Wooten
Title:	Senior Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David A. Ernst
Name:	David A. Ernst
Title:	Vice President

HANCOCK WHITNEY BANK, as a Lender

By:	/s/ Jennifer Pelham
Name:	Jennifer Pelham
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Suzannah Valdivia
Name:	Suzannah Valdivia
Title:	Senior Vice President

TD BANK, N.A., as a Lender

By:	/s/ Peter Echausse
Name:	Peter Echausse
Title:	Managing Director

CADENCE BANK, N.A., as a Lender

By:	/s/ Hoyt Elliott
Name:	Hoyt Elliott
Title:	Vice President

Annex I: Consolidated Form Credit Agreement

See attached.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of June 24, 2021 among Construction Partners, Inc., a Delaware corporation (“Construction Partners”); Wiregrass Construction Company, Inc., an Alabama corporation (“Wiregrass Construction”); FSC II, LLC, a North Carolina limited liability company (“FSC”); C. W. Roberts Contracting, Incorporated, a Florida corporation (“Roberts Contracting”); Everett Dykes Grassing Co., Inc., a Georgia corporation (“Everett Dykes-Grassing”); and The Scruggs Company, a Georgia corporation (“Scruggs”, and, collectively with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting and Everett Dykes-Grassing, the “Borrowers”, and each, individually, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BBVA USA (“BBVA”), as Administrative Agent, L/C Issuer, and an Arranger.

RECITALS

The Borrowers have requested that the Lenders amend and restate the Existing Credit Agreement to, among other things, extend credit to the Borrowers in the form of (i) a term loan facility in an initial aggregate principal amount of $175,000,000 and (ii) a revolving credit facility in an initial aggregate principal amount of $200,000,000, which will include a sublimit for the making of one or more Letters of Credit from time to time. The Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
It is the intent of the parties hereto that this Agreement amend and restate in its entirety the Existing Credit Agreement and that this Agreement does not and shall not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement. It is further the intent of the parties that (a) the Obligations (as defined in the Existing Credit Agreement) which remain unpaid and outstanding as of the date hereof shall continue to exist under this Agreement on the terms set forth herein, (b) the Collateral (as defined in the Existing Credit Agreement) shall continue to secure, support and otherwise benefit the Obligations (as defined in this Agreement); and (c) from and after the Closing Date, all references to the “Credit Agreement” and “Loan Documents” contained in the Existing Credit Agreement shall be deemed to refer to this Agreement and the Loan Documents (as defined herein), respectively.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Activities” has the meaning set forth in Section 9.02(a).
“Additional Lender” has the meaning set forth in 2.14(b).
“Administrative Agent” means BBVA in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means that certain letter agreement, dated as of May 7, 2021, by and between Borrowing Agent and the Administrative Agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowing Agent and the Lenders.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent’s Group” has the meaning set forth in Section 9.02(a).
“Aggregate Commitments” means, as the context may require in reference to all Facilities hereunder, the aggregate Commitments of all the Lenders hereunder and, in reference to any particular Facility hereunder, the aggregate Commitments of all the Lenders under such Facility.
“Agreement” means this Second Amended and Restated Credit Agreement, as amended, modified or supplemented from time to time.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment under all Facilities at such time or, the percentage (carried out to the ninth decimal place), of the Aggregate Commitments under any particular Facility represented by such Lender’s Commitment under such Facility at such time. If the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. If the commitment of each Term Lender to make Term Loans have been terminated pursuant to Section 8.02, or if the Term Commitments have expired, then the Applicable Percentage of each Term Lender in respect of the Term Facility shall be determined based on the Applicable Percentage of such Term Lender in respect of the Term Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date to (but excluding) the first Business Day after the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending June 30, 2021, 0.25% per annum for Base Rate Loans, 1.25% per annum for Eurodollar Rate Loans, 0.625% per annum for Letter of Credit Fees, and 0.25% per annum for Commitment Fees and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Net Leverage Ratio	Eurodollar Rate	Letters of Credit	Base Rate	Commitment Fee
I	< 1.00 to 1.00	1.00%	0.50%	0.00%	0.20%
II	> 1.00 to 1.00, but < 1.50 to 1.00	1.25%	0.625%	0.25%	0.25%
III	> 1.50 to 1.00, but < 2.00 to 1.00	1.50%	0.75%	0.50%	0.25%
IV	> 2.00 to 1.00, but < 2.50 to 1.00	1.75%	0.875%	0.75%	0.30%
V	> 2.50 to 1.00	2.00%	1.00%	1.00%	0.30%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level V shall apply in respect of the Term Facility and the Revolving Credit Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BBVA, in its capacity as a joint lead arranger and sole bookrunner, BofA Securities, Inc. and Regions Bank, each in its capacity as joint lead arranger.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(c)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrowing Agent and its Subsidiaries on a consolidated basis for the Fiscal Year ended September 30, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto.
“Availability Period” means the period from and including the Closing Date until the Revolving Credit Facility Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the U.S. Bankruptcy Code of 1978, as amended.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by BBVA as its “prime rate”, and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%; provided that if the Base Rate at any time shall be less than 1.00%, such rate shall be deemed to be 1.00% for all purposes under this Agreement. The “prime rate” is a rate set by BBVA based upon various factors including BBVA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Any change in the “prime rate” by BBVA shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“BBVA” has the meaning specified in the introductory paragraph hereto.
“Benchmark” has the meaning specified in Section 3.03(d)(viii).
“Benchmark Replacement Conforming Changes” has the meaning specified in Section 3.03(d)(viii).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowers” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.
“Borrowing Agent” means Construction Partners.

“Business Day” means a day other than a Saturday, Sunday or a day on which Administrative Agent is closed for business; provided that, for the purposes of determining LIBOR, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), as determined in accordance with GAAP.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Captive Insurance Company” means Construction Partners Risk Management, Inc., a corporation organized under the laws of the State of Alabama (“CP Risk”) but only so long as (a) CP Risk remains a wholly-owned Subsidiary of a Borrower or a Subsidiary Guarantor, (b) CP Risk does not engage in any business other than the provision of commercial general liability, commercial automobile liability, commercial auto physical damage or workers compensation and employers liability insurance to the Borrowers and the Subsidiary Guarantors, (c) the Equity Interests in CP Risk are pledged pursuant to the Security Agreement, (d) CP Risk has not and shall not (i) transfer any funds to any Person other than (w) payment in the ordinary course of business and on customary market terms of liability claims made by third parties against the Borrowers and the Subsidiary Guarantors, (x) payment of its own business expenses in the ordinary course of business and on customary market terms, (y) distributions to any Borrower or any Subsidiary Guarantor, and (z) payments of premium or contributions of capital to one or more Sponsored Captive Insurance Companies providing insurance to one or more Borrowers of a type permitted by clause (b) above; (ii) make any Investment (other than Investments permitted under applicable insurance guidelines and made in Construction Partner’s reasonable business judgment) in any Person, including, without limitation, in one or more Sponsored Captive Insurance Companies providing insurance to one or more Borrowers of a type permitted by clause (b) above; (iii) incur any Indebtedness (other than Indebtedness from time to time owed to any Borrower or any Subsidiary Guarantor) or grant a Lien on any of its assets (other than to secure Indebtedness owed to any Borrower or any Subsidiary Guarantor), (iv) provide any compensation to directors or employees other than on customary market terms for captive insurance companies or (v) have its Equity Interests pledged to any Person other than as described in clause (c) above, (e) CP Risk and the Borrowers use commercially reasonable efforts to cause any re-insurance agreement between CP Risk and any Sponsored Captive Insurance Company to provide for direct access to such re-insurer by the Administrative Agent (on behalf of the Secured Parties) as insured or lender’s loss payee, as applicable, and (f) CP Risk is not the subject of any bankruptcy or similar insolvency proceeding.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent or the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) with maturities of not more than one year from the date acquired; (b) time deposits and certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing having capital and surplus in excess of $500,000,000, and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s; and (c) investments in money market funds (i) which mature not more than ninety (90) days from the date acquired and are payable on demand, (ii) with respect to which there has been no failure to honor a request for withdrawal, (iii) which are registered under the Investment Company Act of 1940, (iv) which have net assets of at least $500,000,000 and (v) which maintain a stable share price of not less than one dollar ($1.00) per share and are either (A) directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (B)

maintain a rating of at least A-2 or better by S&P and are maintained with an investment fund manager that is otherwise acceptable at all times and from time to time to Agent in its discretion; provided, however, that, notwithstanding the foregoing, no asset, agreement, or investment maintained or entered into with, or issued, guaranteed by, or administered by a Lender that has been a Defaulting Lender for more than 3 days after notice to Borrowing Agent (which notice may be given by telephone or e-mail) shall be a “Cash Equivalent” hereunder.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and other cash management services.
“Casualty Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrowers or any of their Subsidiaries.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, however, that for purposes of this Agreement, and notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, rules, requests, guidelines and directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence after the Closing Date of any of the following: (a) Construction Partners ceases to own and Control, beneficially and of record, all of the Equity Interests in each Borrower (other than Construction Partners); (b) any Person, other than SunTx Capital Management Corp., Controls Construction Partners; or (c) a majority of the Board of Directors of Construction Partners is replaced over a two-year period from the directors who constituted such Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Construction Partners then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
“Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Closing Date Term Loan” has the meaning specified in Section 2.01(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided that the Collateral shall not include an asset to extent that, but only so long as, such asset constitutes an Excluded Asset.
“Collateral and Diligence Questionnaire” means the Collateral & Diligence Questionnaire from the Borrowers to the Administrative Agent dated as of June 24, 2021.

“Collateral Documents” means, collectively, the Security Agreements, any Landlord Waiver, collateral assignments, Security Agreement Supplements, intellectual property security agreements, security agreements, joinders, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collection Accounts” has the meaning specified in Section 6.16(a).
“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.
“Committed Repayment Loan Notice” means a notice of repayment of a Loan, which shall be substantially in the form of Exhibit A-2.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated Adjusted EBITDA” means, for any period, for the Borrowing Agent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, in each case to the extent deducted (or not included) in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income Taxes, paid or payable by the Borrowers and the Subsidiaries for such period (after giving effect to any tax credit or tax refunds for such period), (iii) depreciation and amortization expense, (iv) non-cash equity based compensation expense for such period, (v) management fees and expenses paid to SunTx Capital Management pursuant to the Management Services Agreement for such period, (vi) compensation expense and benefit expense for any employees or management of an entity acquired in a Permitted Acquisition that are (a) terminated, (b) hired at a reduced salary or (c) not hired following such Permitted Acquisition, during such period, provided that, in the case of each clause (a), (b) and (c), such compensation expense or benefit expense terminates within sixty (60) days after the date of such Permitted Acquisition, and (vii) other non-recurring costs and expenses approved by Administrative Agent, in its sole discretion.
For the avoidance of doubt, Consolidated Adjusted EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.10.
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated Adjusted EBITDA minus (ii) the aggregate amount of all unfinanced Capital Expenditures made in cash during such period minus (iii) the aggregate amount of federal, state, local and foreign income Taxes, actually paid in cash during such period (net of any cash refund in respect of Taxes actually received during such period) minus (iv) Restricted Payments (and any payments permitted by Section 7.06) made during such period plus (v) the lesser of (A) $4,000,000 or (B) proceeds from the sale of assets (plus any losses, or minus any gains, on such sales), during such period to the extent such assets are replaced by other assets giving rise to capital expenditures included in clause (ii) above during such period to (b) Consolidated Fixed Charges, in each case, of or by the Borrowing Agent and its Subsidiaries on a consolidated basis for the most recently completed period of four complete Fiscal Quarters ending on such date.
“Consolidated Fixed Charges” means, for any period of measurement, the sum, without duplication, of (a) Consolidated Interest Charges paid in cash during such period plus (b) the aggregate principal amount (or the equivalent thereto) of all Required Principal Payments and all other scheduled principal payments, repurchases, redemptions or similar acquisitions for value of other Consolidated Funded Debt made during such period by the

Borrowing Agent and its Subsidiaries on a consolidated basis plus (c) the current portion of Capitalized Lease obligations for such period.
“Consolidated Funded Debt” means, as at any date of determination, without duplication, the following Indebtedness of the Borrowing Agent and its Subsidiaries, determined on a consolidated basis: (i) the aggregate amount of all debt in clauses (a), (b), (c) and (d) of the definition of Indebtedness (other than surety bonds and Guarantees of such bonds); (ii) the aggregate outstanding amount of Attributable Indebtedness; (iii) all purchase money Indebtedness and (iv) all Guarantees in respect of any Indebtedness of the types described in clause (i), (ii) or (iii) above of any other Person (including any Person other than the Borrowing Agent or any of its Subsidiaries).
The Consolidated Funded Debt of any Person shall include the Indebtedness described in clause (i), (ii), (iii) or (iv) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the equivalent limited liability entity in any foreign jurisdiction) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Consolidated Interest Charges” means, for any period, for the Borrowing Agent and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments, if any, debt discount, if any, fees, charges and related expenses of the Borrowing Agent and its Subsidiaries in connection with Consolidated Funded Debt (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.
“Consolidated Net Income” means, for any period, for Borrowing Agent and its Subsidiaries on a consolidated basis, the net income of the Borrowing Agent and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period in accordance with GAAP; provided that in any event (a) Consolidated Net Income shall exclude (without duplication) (i) any income (or loss) for such period for any Person that is not a Subsidiary except to the extent of the aggregate amount of such net income actually distributed in cash by such Person during such period to a Borrower or a Subsidiary as a dividend or other distribution and (ii) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to a Borrower or any of its Subsidiaries of such net income (A) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (B) would be subject to any Taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or Taxes and (b) Consolidated Net Income shall include any cash distributions received from or on account of an Investment in a Person that is not a Subsidiary to the extent not otherwise included in calculating net income in accordance with GAAP for such period or any other period. For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.10.
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt, minus Qualifying Cash, as of such date to (b) Consolidated Adjusted EBITDA for the period of the four (4) prior Fiscal Quarters ending on or most recently prior to such date.
“Continuing Term Loan” has the meaning specified in Section 2.01(a).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Bid” has the meaning set forth in Section 9.09.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” means the L/C Issuer and each Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations (other than Letter of Credit Fees), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to fund any portion of the Term Loans or the Revolving Credit Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrowing Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrowing Agent, the L/C Issuer or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrowing Agent), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the care of a solvent Lender, an Undisclosed Administration (defined below), in each case, so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowing Agent, the L/C Issuer and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06, (subject to such consents, if any, as may be required under Section 10.06(c)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.
“Environmental Laws” means any and all Federal, state, provincial, territorial, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any harmful or deleterious materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock or convertible debentures of (or other ownership or profit interests in) such Person, all of the warrants, options, convertible debentures or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities (including convertible debentures) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights, convertible debentures or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, together with all voting, management and other rights pertaining to any of the foregoing.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by the United States Department of Labor, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan other than events for which the 30 day notice period has been waived; (b) the failure with respect to any Pension Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA as a result of the termination of any Pension Plan or Multiemployer Plan; (f) (i) the receipt by any Loan Party or any ERISA Affiliate from the PBGC of a notice of determination that the PBGC intends to seek termination of any Pension Plan or to have a trustee appointed for any Pension Plan, or (ii) the filing by any Loan Party or any ERISA Affiliate of a notice of intent to terminate any Pension Plan under Section 4041(c) of ERISA; (g) the incurrence by any Loan Party or any ERISA Affiliate of any liability (i) with respect to a Pension Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of ERISA; (i) the failure of any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (j) the imposition of any lien on any right, property or asset of any Loan Party or any Subsidiary pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Section 436(f) of the Code or to Sections 412 and 430 of the Code; (k) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof,; (l) the receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or notice of the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (m) the failure of any Pension Plan to be in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; or (n) the occurrence of a non-exempt “prohibited transaction” with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Code or Section 406 of ERISA, respectively) which is reasonably be expected to result in a material liability to any Loan Party or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a) for each Interest Period, a rate per annum obtained by dividing (i) the London interbank offered rate, as determined by ICE Benchmark Administration Limited (or any successor or substitute therefor acceptable to Administrative Agent) for Dollar deposits for a period comparable to such Interest Period as obtained by Administrative Agent from Reuters, Bloomberg or another commercially available source as may be designated by Administrative Agent from time to time (the “Screen Rate”), two (2) Business Days before the first day of such Interest Period, by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage (“LIBOR”); and
(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum obtained by dividing (i) LIBOR, determined two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day, by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage;
Notwithstanding the foregoing, if the Eurodollar Rate (as used for any purpose) shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events described in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means (a) any contract rights (other than rights relating to the proceeds of Accounts and rights to payments of any nature) to the extent and for so long as such contractual right, by its terms or because of applicable law, prohibits the creation or granting of a security interest (but only to the extent any such prohibition is not rendered ineffective by, or is not otherwise unenforceable under, the UCC or other applicable Law), (b) any equipment subject to any Lien securing purchase money Indebtedness or a capital lease to the extent (i) such Indebtedness or capital lease, and such Lien securing such Indebtedness or lease, are permitted hereunder and (ii) such Indebtedness or capital lease prohibits the Lien of the Administrative Agent on such equipment, (c) rights under governmental licenses and authorizations to the extent and for so long as the grant of a security interest therein is prohibited by law (but only to the extent any prohibition is not rendered ineffective by, or is not otherwise unenforceable under, applicable Law) and (d) any real property owned as of the Closing Date and any fixtures located thereon or affixed thereto.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowing Agent under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement by and among the Borrowers, the Administrative Agent as Agent and the lenders party thereto, dated as of July 30, 2020.
“Existing Letter of Credit” means those letters of credit issued under the Existing Credit Agreement and outstanding as of the Closing Date, each of which is identified on Schedule 1.01.
“Existing Term Loan” has the meaning specified in Section 10.21.
“Extraordinary Receipt” means any proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof).
“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be a rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) approximating such rate as determined by the Administrative Agent.
“Fee Letters” means the Administrative Agent Fee Letter and any other fee letter entered into between the Borrowing Agent or any other Borrower and any Arranger.
“Financial Model” means the financial model giving effect to the Transactions and based on the Loan Parties’ actual results through the end of March 31, 2021 that has been delivered to the Administrative Agent on or about the date hereof.
“Fiscal Quarter” means a fiscal quarter ending on March 31, June 30, September 30 or December 31 of each Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrowing Agent and its Subsidiaries ending on September 30 of each year.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, including any special purpose vehicle that issues (or intends to issue) notes or other securities in a collateralized loan transaction or collateralized debt transaction.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, each Borrower and each Borrower’s existing and future Subsidiaries and each other Person that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.
“Guaranty” means that certain guaranty dated as of the Closing Date and entered into by each Guarantor, in favor of the Administrative Agent.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement” means a Swap Contract permitted hereunder entered into with a person that is a Lender or a Lender Counterparty at the time entered into and as to which written notice is provided to the Administrative Agent.
“Increase Effective Date” has the meaning specified in Section 2.14(c).
“Incremental Increase” has the meaning specified in Section 2.14(a).
“Incremental Term Loans” has the meaning specified in Section 2.14(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the original specified due date thereof, or if such trade account payable has no specified due date, the date on which such trade account payable was created, (ii) any earn-out or similar obligation to the extent treated as a liability under GAAP, and (iii) accruals for payroll in the ordinary course of business);
(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f) all Attributable Indebtedness;
(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and
(h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means Taxes, other than Excluded Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Term Loan” has the meaning specified in Section 2.01(a).
“Interest Payment Date” means: (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each calendar quarter and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three, six months, or, if consented to by all applicable Lenders, any other period of nine, twelve months or less, thereafter, as selected by the Borrowing Agent in its Committed Loan Notice; provided that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and
(d) the first Interest Period shall end on the last Business Day of the calendar month in which the Closing Date occurs, or, at the Administrative Agent’s sole discretion, the last Business Day of the calendar month after the Closing Date occurs.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but reduced by any dividend, distribution, interest payment, return of capital, repayment or other similar amount received in cash by the any Loan Party or Subsidiary in respect of such Investment.
“IP Rights” has the meaning specified in Section 5.17.
“IRS” means the United States Internal Revenue Service.
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means, with respect to a particular Letter of Credit, BBVA in its capacity as issuer of such Letter of Credit, or any successor issuer thereof.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Landlord Waiver” means each landlord waiver delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.
“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lender” has the meaning specified in the introductory paragraph hereto.
“Lender Counterparty” means any Lender or Affiliate of a Lender party to a Hedge Agreement or Cash Management Agreement.
“Lending Office” means, as to any Lender, initially the office or offices of such Lender designated as such on the signature page of such Lender or in the Assignment and Assumption by which it became a party to this Agreement, and thereafter, such other office of such Lender or such Eligible Assignee as may be designated in writing to the Administrative Agent and the Borrowing Agent by such Lender or Eligible Assignee.
“Letter of Credit” means any standby letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder and any Existing Letters of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days (7) prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Leverage Step-Up” has the meaning provided in Section 7.16(a).
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“LIBOR Reserve Percentage” means, for any day, the percentage, as determined in good faith by the Administrative Agent, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such system.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec, charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.
“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, the Collateral and Diligence Questionnaire, the Fee Letters and each other document or agreement entered into in connection with the transactions contemplated hereby.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“Management Services Agreement” means that certain management services agreement dated as of October 1, 2006, between Borrowing Agent and SunTx Capital Management Corp. together with any applicable amendments, supplements or modifications thereto.
“Material Acquisition” has the meaning specified in Section 7.16(a).
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrowers and their respective Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of the Threshold Amount or more in any one year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.
“Maturity Date” means June 24, 2026; provided, however, that if such date is a day other than a Business Day, such Maturity Date shall be deemed the immediately preceding Business Day.
“Maximum Rate” has the meaning specified in Section 10.09.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(ii) or (a)(v), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is obligated to make contributions or has any material liability.
“Net Cash Proceeds” means:
(a) with respect to any Disposition by any Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs that are required to be paid in connection with such transaction, (B) the out-of-pocket expenses incurred by such Borrower or such Subsidiary in connection with such transaction (including reasonable attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage and other customary fees actually incurred in connection therewith), (C) income Taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith and (D) in the case of any Disposition or transaction resulting in an Extraordinary Receipt by a non-wholly owned Subsidiary that is not a Loan Party, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrowers or a wholly owned Subsidiary as a result thereof, and
(b) with respect to the incurrence or issuance of any Indebtedness by any Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Borrower or such Subsidiary in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a Term Note or Revolving Credit Note, as the context may require.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, Hedge Agreement or Secured Cash Management Agreement or otherwise with respect to any Loan, Hedge Agreement or Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document, (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party and (c) the obligation to pay for early termination of any Hedge Agreements. Notwithstanding any other provision of any Loan Document, the Obligations of any Guarantor shall not include any Excluded Swap Obligations solely of such Guarantor.
“OFAC” has the meaning specified in Section 5.24(a).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)) or which are Excluded Taxes.
“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(e).
“Participant Register” has the meaning specified in Section 10.06(e).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“Pension Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate is obligated to make contributions or has any material liability.
“Permitted Acquisition” means any Acquisition that meets all of the following requirements:
(a) the board of directors or comparable governing body of the Person to be (or whose assets are to be) acquired has approved such Acquisition (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval) and the line or lines of business of the Person to be acquired are substantially the same as or reasonably related to one or more line or lines of business conducted by the Borrowers and shall not violate Section 7.07;
(b) (i) no Default or Event of Default shall exist either immediately prior to or immediately after giving effect to such Acquisition and the Borrowers shall have furnished to Administrative Agent and the Lenders sufficient information for Administrative Agent and the Lenders to determine that no Default or Event of Default would, on a pro forma basis, be likely to occur after giving effect thereto; and (ii) at the time of such Acquisition, the Borrowers shall be in compliance with the requirements of Section 7.16, on a pro forma basis, determined as of the last day of the last Test Period of Borrowers for which Borrowers have provided financial statements and the corresponding Compliance Certificate to the Administrative Agent and Lenders, as if such Acquisition had been made on the first day of such Test Period;
(c) Borrowers’ cash and availability under the Revolving Credit Facility shall be equal to or greater than $20,000,000 immediately prior to and immediately after giving effect to such Acquisition;
(d) the Person acquired shall be a Subsidiary, or be merged into a Loan Party or a wholly owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquirer shall be a Loan Party or a Subsidiary of a Loan Party), and such Person, if an acquired Subsidiary, shall become a party to, and agree to be bound by the terms of, this Agreement and the other Loan Documents as a “Borrower” hereunder pursuant to a joinder agreement, in form and substance satisfactory to the Administrative Agent in all respects and executed and delivered to the Administrative Agent within thirty (30) days after the day of such Acquisition (or such longer period as the Administrative Agent may agree, in its sole discretion);
(e) such Acquisition is consummated on a non-hostile basis. Notwithstanding anything in this definition to the contrary, the Borrowers are permitted to enter into agreements governing such Acquisitions (but not consummate such Acquisitions) without any written notice to the Administrative Agent.
If the total consideration for any such Permitted Acquisition (or series of related Acquisitions) greater than or equal to $75,000,000 (excluding the value of any post-closing earn-out or other contingent consideration), then (i) no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrowing Agent, to the extent requested by the Administrative Agent or Required Lenders, (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final documentation related to such Acquisition, (B) to the extent already prepared, shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete diligence information with respect to the target Person or assets of such Acquisition and any other materials used to determine purchase price, including, without limitation, (1) the most recent audited financial statements of the target Person (if available to any Loan Party) and, in any event, the most recent unaudited financial statements of the target Person and (2) environmental reports (including Phase I and Phase II environmental reports, if applicable), mineral reports, surveys, appraisals and related information regarding any property owned, leased or otherwise used by the applicable Person or business to be acquired in each case of clause (2), to the extent obtained by any Loan Party, and (C) shall have delivered to the Administrative Agent a Compliance Certificate for the most recent Fiscal Quarter end preceding such Material Acquisition for which financial statements have been (or are required to have been) delivered demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, compliance with clause (c) above, and (ii) prior to, or substantially concurrently with, the consummation of such Acquisition, the Borrowing Agent shall have delivered to the Administrative Agent (A) a certificate of a Responsible Officer certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition and (B) such other documents and other information as may be reasonably requested by the Administrative Agent in connection with such purchase or other Acquisition
“Permitted Liens” means a Lien described in Section 7.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualifying Cash” means cash and Cash Equivalents in an amount of up to twenty-five percent (25%) of Consolidated Adjusted EBITDA for the immediately preceding four Fiscal Quarter period, which cash and Cash Equivalents are held by any Borrower or their domestic Subsidiaries in a deposit account or securities account maintained in the United States with a commercial bank that is organized under the Laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System and not subject to a Lien in favor of any Person other than the Administrative Agent.
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 10.06(d).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, consultants, service providers, representatives and advisors of such Person and of such Person’s Affiliates.
“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders (and the amount of any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the L/C Issuer, in making such determination).
“Required Principal Payments” means the sum of all regularly scheduled principal payments of outstanding Loans made during such period.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
“Rescindable Amount” has the meaning as defined in Section 2.12(a)(iv).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend, other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Facility Termination Date” means the earliest of (a) June 24, 2026, (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 8.02, and (c) the date on which the Obligations become due and payable pursuant to Section 8.02.
“Revolving Credit Increase” has the meaning specified in Section 2.14(a).
“Revolving Credit Increase Lender” has the meaning specified in Section 2.14(d)(ii).
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(b).
“Revolving Credit Note” means a promissory note of the Borrowers payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement (whether in a single transaction or a series of related transactions), directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell, transfer or otherwise Dispose of any property (whether personal or real), used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctions” has the meaning specified in Section 5.24(a).
“Screen Rate” has the meaning specified in the definition of Eurodollar Rate.
“SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time.
“SEC” means the United States Securities and Exchange Commission.
“Secured Cash Management Agreement” means a Cash Management Agreement permitted hereunder entered into with a Person that is a Lender or a Lender Counterparty at the time entered into and as to which written notice is provided to the Administrative Agent.
“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents (including each Lender Counterparty with respect to any Hedge Agreement or Secured Cash Management Agreement).
“Security Agreement Supplement” has the meaning specified in Section 24(b) of the Security Agreement.
“Security Agreement” means that certain Second Amended and Restated Security Agreement, dated as of the date hereof by the Loan Parties in favor of the Administrative Agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial, LLC business, and its successors.
“Specified Acquisition” means any Acquisition of a Person, division, business or asset or assets, which Person, division or business or (in the case of the Acquisition of an asset or assets) the portion of a business represented by such asset or assets, as applicable, has a Consolidated Adjusted EBITDA of at least $500,000 during the Test Period most recently ended on or prior to the date of such Acquisition.
“Specified Disposition” means any Disposition of a Person, division, business or asset or assets or, which Person, division, business or (in the case of the Disposition of an asset or assets) the portion of a business represented by such asset or assets, as applicable, has a Consolidated Adjusted EBITDA of at least $500,000 during the Test Period most recently ended on or prior to the date of such Disposition.
“Sponsored Captive Insurance Company” means (a) CIRCA Sponsored Captive Insurance Company, a Vermont sponsored captive insurance company, (b) CIRCA Re, IC, a Vermont incorporated protected cell within CIRCA, or (c) any other sponsored captive insurance company that is approved by the Administrative Agent in its sole discretion from time to time.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
“Subsidiary Guarantor” means a Subsidiary that is a Guarantor.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including, without limitation, Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person or any of its Subsidiaries, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest (including backup withholdings), additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers on the Closing Date and any increased Term Commitments pursuant to Section 2.14. The amount of each Lender’s Term Commitment as of the Closing Date is as set forth on Schedule 2.01 under the caption “Term Commitment”; and the amount of each Lender’s other Term Commitments may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means, at any time, the aggregate Term Commitments or Term Loans, as applicable, of all Lenders at such time.
“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan, as applicable, at such time.
“Term Loan” means (i) the Initial Term Loans and (ii) any new Term Loans funded pursuant to Section 2.14.
“Term Loan Increase” has the meaning set forth in Section 2.14(a).
“Term Loan Maturity Date” means the earliest of (a) June 24, 2026, (b) the date of termination in whole of the Term Commitments pursuant to Section 8.02 and (c) the date on which the Obligations become due and payable pursuant to Section 8.02.
“Term Note” means a promissory note of the Borrowers payable to the order of any Term Lender, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Date” means the first date upon which each of the following shall have occurred: (a) all Obligations (other than contingent unmatured indemnification obligations) hereunder or under the Loan Documents shall have been indefeasibly paid in full in cash; and (b) all Commitments shall have expired or been terminated.
“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrowers most recently ended as of such date of determination for which financial statements have been delivered (or are required to be delivered) pursuant to Section 6.01(a) or (b), as applicable.
“Threshold Amount” means $5,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.
“Transactions” means the transactions contemplated by the Loan Documents.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” has the meaning specified in the Security Agreement.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law; provided, however, that the shares in foregoing subsections (x) and (y), in the aggregate, may not exceed 5% of Equity Interests of such Person) are owned (directly or indirectly) by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Borrower, any Loan Party, and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the

EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recent Audited Financial Statements delivered pursuant to this Agreement, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowing Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowing Agent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Leases. Notwithstanding anything in the foregoing, all leases of the Borrowers and their Subsidiaries (whether of real or personal property) that are not or would not have been characterized as Capitalized Leases in accordance with GAAP as in effect prior to giving effect to Accounting Standards Update No. 2016-02, Leases (Topic 842) (whether or not such leases were in effect on such date) shall not be accounted for as Capitalized Leases for purposes of this Agreement regardless of any change in GAAP (including as a result of Accounting Standards Update No. 2016-02, Leases (Topic 842)) following such date that would otherwise require such leases to be recharacterized as Capitalized Leases.
(d)    Exclusion of Captive Insurance Company. Notwithstanding anything to the contrary contained in this Agreement, the Captive Insurance Company shall be excluded from the calculation of any financial ratio (including the Consolidated Fixed Charge Coverage Ratio and the Consolidated Net Leverage Ratio) under this Agreement.
1.04    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Certain Calculations. For the purposes of calculating the financial covenants in Section 7.16 hereof, all calculations shall be made based on the face value of the relevant Obligation and not at any discounted value (notwithstanding any accounting or other rule to the contrary).
1.07    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.09    LIBOR Notification. Section 3.03 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative or successor rate thereto, or replacement rate therefor.
1.10    Pro Forma Calculations.
(a)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Consolidated Adjusted EBITDA will be calculated after giving pro forma effect to any Specified Dispositions or Specified Acquisitions occurring during the relevant period, as if such Dispositions or Acquisitions occurred on the first day of such period.

(b)    If the calculation of Consolidated Adjusted EBITDA for any period gives pro forma effect to any Disposition or Acquisition, the other elements of the Consolidated Fixed Charge Coverage Ratio and Consolidated Net Leverage Ratio will also be calculated after giving pro forma effect to such Acquisition or Disposition, as if such Acquisition or Disposition occurred on the first day of such period.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans.
(a)    The Term Borrowing. Subject to the terms and conditions set forth herein, (a) on the Closing Date, the Existing Term Loans shall continue as Term Loans hereunder and shall be allocated to the Term Lenders in accordance with Section 10.21 (each such Term Loan, a “Continuing Term Loan”) and (b) each Term Lender severally agrees to make additional Term Loans (each such loan, a “Closing Date Term Loan”, and, together with the Continuing Term Loan, the “Initial Term Loan”) in Dollars to the Borrowers on the Closing Date in an amount such that, after giving effect to such Closing Date Term Loans, the aggregate amount of such Continuing Term Loans and Closing Date Term Loans does not exceed such applicable Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Revolving Credit Borrowing, each Term Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowing Agent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrowing Agent pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowing Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowing Agent is requesting a Revolving Credit Borrowing, a Term Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to another, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account(s) to which funds are to be disbursed. If with respect to any Borrowing of any Loans, the Borrowing Agent fails to specify a Type of Loan in a

Committed Loan Notice then the applicable Term Loans or Revolving Credit Loans shall be made as Base Rate Loans. If with respect to any conversion or continuation of Eurodollar Rate Loans, the Borrowing Agent fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be converted to, or remain, Eurodollar Rate Loans with an Interest Period of one month. Notwithstanding any contrary provision hereof, if a Default or an Event of Default has occurred and is continuing and the Administrative Agent, in its sole discretion, so notifies the Borrower Agent, then, so long as a Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Loan and (ii) unless repaid, each Eurodollar Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowing Agent requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Revolving Credit Loans, or Term Loans, as applicable, and if no timely notice of a conversion or continuation is provided by the Borrowing Agent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowing Agent; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrowing Agent, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrowing Agent and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1)

from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Borrowers or their respective Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    The L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Administrative Agent has approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders and the L/C Issuer have approved such expiry date (it being agreed that following the Letter of Credit Expiration Date, any outstanding Letter of Credit would be required to be Cash Collateralized by the Borrowers on terms and pursuant to arrangements reasonably satisfactory to L/C Issuer).
(iii)    The L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
(D)    the Letter of Credit is to be denominated in a currency other than Dollars;

(E)    any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)    The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowing Agent delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowing Agent. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrowing Agent shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowing Agent and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit and on the Closing Date with respect to the Existing Letters of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
(iii)    If the Borrowing Agent so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowing Agent shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrowing Agent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowing Agent and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrowing Agent shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowing Agent of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowing Agent or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by an L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by an L/C Issuer which does not in fact materially prejudice the Borrowers;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries.
The Borrowing Agent shall promptly examine a copy of any Letter of Credit and any amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowing Agent’s instructions or other irregularity with respect to such Letter of Credit, the Borrowing Agent will immediately notify the L/C Issuer of such noncompliance or other irregularity. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall have no responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, Participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, Participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowing Agent when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against such Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.
(h)    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage with respect to the Revolving Credit Facility a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the greater of (i) the Applicable Rate times the daily amount available to be drawn under such Letter of Credit and (ii) $600 per annum. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. The LC Fee (as defined in the Existing Credit Agreement) that accrued under the Existing Credit Agreement from the March 31, 2021 quarterly payment date to the Closing Date shall be prorated among the Lenders that are parties to the Existing Credit Agreement in accordance with the terms of the Existing Credit Agreement and shall be payable in arrears on the payment date occurring on or about June 30, 2021.
(i)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(j)    Reporting of Letter of Credit Information. If at any time any Lender other than the Person serving as the Administrative Agent is the L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, the L/C Issuer shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by the L/C Issuer) with respect to each Letter of Credit issued by the L/C Issuer that is outstanding hereunder. No failure on the part of the L/C Issuer to provide such information pursuant to this Section 2.03(j) shall limit the obligation of any Borrower or any applicable Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.
2.04    [Reserved].
2.05    Prepayments.
(a)    Optional.
(i)    The Borrowers may, upon notice by the Borrowing Agent to the Administrative Agent (such notice to be in the form of a Committed Repayment Loan Notice), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans and the facility (i.e. Term Loan, Revolving Credit Loans, etc.) to be prepaid and such notice, once received by the Administrative Agent, shall not thereafter be revocable by the Borrowers. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowing Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to and in accordance with this Section 2.05(a) shall be applied in inverse order of maturity. Each prepayment under this Section 2.05(a) shall be paid to the respective Lenders pro rata in accordance with their respective Applicable Percentages.
(b)    Mandatory.
(i)    If any Borrower or any of their Subsidiaries Disposes of any property or assets (other than inventory in the ordinary course of business) which results in the realization by such Person of Net Cash Proceeds in excess of $500,000 in the aggregate for any Fiscal Year, the Borrowers shall prepay on or prior to the date which is five (5) Business Days after the date of such receipt, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (vi) below); provided, however, that so long as no Default or Event of Default exists, Net Cash Proceeds relating to the disposition of obsolete or retired equipment in the ordinary course of a Loan Party’s (or a Loan Party’s Subsidiary’s) business shall not be included (and shall not count against the $500,000 threshold set forth above) to the extent the applicable Loan Party (or applicable Loan Party’s Subsidiary) intends to use such Net Cash Proceeds to acquire like assets useful to its business within ninety (90) days after the receipt of such Net Cash Proceeds or to reimburse itself for such a purchase occurring before receipt of such Net Cash Proceeds.
(ii)    Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (including, without limitation, Section 7.02(h)), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is three (3) Business Days after the receipt thereof by any Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (v) and (vi) below).
(iii)    Upon the receipt of any settlement of or payment to any Loan Party or Loan Parties with respect to any property or casualty insurance, which results in the realization by such Person or Persons of Net Cash Proceeds in excess of $500,000 in the aggregate for any Fiscal Year, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is three (3) Business Days after the date of receipt thereof by such Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (v) and (vi) below); provided that with respect to any Net Cash Proceeds of an Extraordinary Receipt, at the election of the Borrowers, and so long as no Event of Default shall have occurred and be continuing, such Borrower or such Subsidiary may (A) utilize any Net Cash Proceeds constituting proceeds of casualty insurance to promptly repair or rebuild, as applicable, any property damaged to the comparable state of such property prior to the casualty event, or (B) reinvest all or any portion of such Net Cash Proceeds in fixed capital or operating assets, in each case of clause (A) or (B) so long as (x) within 180 days after receipt of such Net Cash Proceeds, such repair, rebuilding or reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed), and (y) if a definitive agreement to so repair, rebuild or reinvest has been executed within such 180-day period, then such repair, rebuilding or reinvestment shall have been consummated within 180 days after the entering into of such definitive agreement; and provided further that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).
(iv)    If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess (such prepayments and/or Cash Collateralization to be applied as set forth in clause (vi) below).
(v)    Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) (other than clause (iv)) shall be applied, first, to the Term Loans (and, if applicable, any Incremental Term Loans on a ratable basis), and to the remaining principal repayment installments thereof in inverse order of their maturities, on a pro rata basis (except to the extent any applicable Term Lender agrees to receive less than its pro rata share of such prepayment) and second, to the Revolving Credit Facility (without permanent reduction of the Revolving Credit Commitments) in the manner set forth in clause (vi) of this Section 2.05(b). Subject to Section 2.16, such prepayments shall be paid to the Lenders pro rata in accordance with their respective Applicable Percentages in respect of the relevant Facilities.
(vi)    Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b) shall be applied, first, ratably to the L/C Borrowings, second, ratably to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full (without any reductions of the Revolving Credit Commitments, in each case) and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of business; provided, however, that, in the case of assets that are acquired as part of a Permitted Acquisition and subsequently sold by a Borrower or a Subsidiary within thirty (30) days after such Permitted Acquisition, if such Permitted Acquisition was financed by Revolving Loans, then the mandatory prepayments with respect to such sold assets will be applied first ratably to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full (without any reductions of the Revolving Credit Commitments, in each case), second, to the Term Loans (and, if applicable, any Incremental Term Loans on a ratable basis), and to the remaining principal repayment installments thereof in inverse order of their maturities, on a pro rata basis (except to the extent any applicable Term Lender agrees to receive less than its pro rata share of such prepayment) and third, to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.
2.06    Termination or Reduction of Commitments
(a)    Optional. The Borrowers may, upon notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce any unused Commitments or the Letter of Credit Sublimit provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof, and (iii) the Borrowers shall not terminate or reduce (A) the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (y) the Total Outstandings would exceed the Aggregate Commitments, or (z) the Total

Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit.
(b)    Mandatory.
(i)    The Borrowers agree that the Term Commitments with respect to the Initial Term Loans shall automatically and permanently terminate as of 5:00 p.m. on the Closing Date (or, if earlier, upon the drawing of the Term Commitments on the Closing Date). The Revolving Credit Commitments shall automatically and permanently terminate as of 5:00 p.m. on the Revolving Credit Facility Termination Date.
(ii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or unused portions of any unused Commitment under this Section 2.06. The amount of any such reduction of the Revolving Credit Commitments shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrowers, subject, however, to any automatic reduction of the Letter of Credit Sublimit pursuant to the definition of “Letter of Credit Sublimit”. Upon any reduction of unused Commitments, the Commitment of each Lender holding such Commitment shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitment is reduced. All fees accrued until the effective date of any termination of any Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    Term Loans. The principal amounts of the Term Loans shall be repaid to the Administrative Agent for the ratable account of the Term Lenders in consecutive quarterly installments on each date set forth below in an amount equal to (i) the percentage opposite such date multiplied by (ii) the original principal amounts of all then-outstanding Term Loans (the amount of any such installment being subject to adjustment for voluntary and mandatory prepayments and any increase in the Term Facility pursuant to Section 2.14), with any remaining outstanding principal amount of the Term Loans payable on the Term Loan Maturity Date:

Date	Percentage
September 30, 2021	1.25%
December 31, 2021	1.25%
March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%
March 31, 2023	1.25%
June 30, 2023	1.25%
September 30, 2023	1.25%
December 31, 2023	1.25%
March 31, 2024	1.25%
June 30, 2024	1.25%

September 30, 2024	1.875%
December 31, 2024	1.875%
March 31, 2025	1.875%
June 30, 2025	1.875%
September 30, 2025	1.875%
December 31, 2025	1.875%
March 31, 2026	1.875%

(b)    Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Facility Termination Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    Default Rate.
(i)    If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such past due amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    While any Event of Default exists and is continuing under Section 8.01(f) or (g), the Borrowers shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the written election of the Administrative Agent or the request of the Required Lenders, while any Event of Default exists (other than to the extent set forth in Sections 2.08(b)(i) or (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the Revolving Credit Facility, a nonrefundable commitment fee calculated at the rate per annum equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed (i) the

Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations under the Revolving Credit Facility, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period with respect to the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter (commencing with the first such date during the first full fiscal quarter to occur after the commencement of the Availability Period with respect to the Revolving Credit Facility), and on the Revolving Credit Facility Termination Date. The commitment fee shall be calculated quarterly in arrears. If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. The Borrowers shall pay to the Arrangers, the L/C Issuer and the Administrative Agent for their own respective accounts (or, to the extent sent forth in the Administrative Agent Fee Letter, for the account of the Lenders) fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees.
(a)    All computations of interest for Base Rate Loans when the Base Rate is determined by BBVA’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. In computing interest on any Loan, the day such Loan is made or converted to a Loan of a different Type, as the case may be, shall be included and the date such Loan is repaid or converted to a Loan of a different type, as the case may be, shall be excluded. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States or any other Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations; provided, however that the Borrowers shall be entitled to a credit of principal and/or interest and/or fees to the extent of errors in accounting by any Lender. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    Entries made in good faith by the Administrative Agent in the Register, and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents; provided, however, that the Borrowers shall be entitled to a credit of principal and/or interest and/or fees to the extent of errors in accounting by any Lender or by Administrative Agent.
(c)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Except as otherwise provided herein, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(iii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(iv)    With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrowing Agent with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.
(b)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or make payments pursuant to Section 10.04(c) on any date required hereunder shall not relieve any other

Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation or make payments pursuant to Section 10.04(c).
(d)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(e)    Authorization. Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.
(f)    Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent, the Lenders, or the L/C Issuer under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
2.13    Sharing of Payments by Lenders. If, other than as expressly provided otherwise in (ii) below, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof of the applicable Facility as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or Participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Increase in Commitments.

(a)    Request for Increase. The Borrowers may, from time to time, request by notice to the Administrative Agent (x) one or more increases in the Revolving Credit Facility (each, a “Revolving Credit Increase”), (y) one or more increases in the Term Facility (each, a “Term Loan Increase”) or (z) one or more term loan tranches to be made available to the Borrowers (each, an “Incremental Term Loan”; each Incremental Term Loan, each Revolving Credit Increase and each Term Loan Increase, collectively, referred to as the “Incremental Increases”); provided that (i) the aggregate principal amount for all such Incremental Increases shall not exceed, as of the date of any Incremental Increase, the greater of (A) $120,000,000 and (B) the amount of Consolidated Adjusted EBITDA for the immediately preceding four (4) prior Fiscal Quarters of the Borrowing Agent and its Subsidiaries; (ii) any such request for an Incremental Increase shall be in a minimum amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or a lesser amount in the event such amount represents all remaining availability under this Section); (iii) no Revolving Credit Increase shall increase the Letter of Credit Sublimit without the consent of the L/C Issuer; (iv) the Borrowing Agent may make a maximum of three (3) requests for Incremental Increases prior to the Maturity Date, and (v) each Incremental Increase shall constitute Obligations hereunder and shall be guaranteed and secured pursuant to the Guaranty and the Collateral Documents on a pari passu basis with the other Obligations hereunder.
(b)    Process for Increase. Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Borrowers and the Administrative Agent, or by any other Person that qualifies as an Eligible Assignee (each such other Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each proposed Additional Lender providing such Incremental Increase to the extent the Administrative Agent would be required to consent to an assignment to such Additional Lender pursuant to Section 10.06(c)(iii) and (ii) in the case of any Revolving Credit Increase, the L/C Issuer shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase if such consent by the L/C Issuer, would be required under Section 10.06(c)(iii) for an assignment of Revolving Credit Loans or Revolving Credit Commitments to such Lender or proposed Additional Lender; provided further that the Borrowers shall not be required to offer or accept commitments from existing Lenders for any Incremental Increase. No Lender shall have any obligation to increase its Revolving Credit Commitment, increase its Term Commitment or Term Loans or participate in any Incremental Term Loan, as the case may be, and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.
(c)    Effective Date and Allocations. The Administrative Agent and the Borrowing Agent shall determine the effective date of any Incremental Increase (the “Increase Effective Date”), which shall be no earlier than ten (10) Business Days after the date of any request therefor. The Administrative Agent shall promptly notify the Borrowing Agent and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.
(d)    Conditions to Effectiveness of Increase.
(i)    As a condition precedent to each Incremental Increase, the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers and, if reasonably determined by the Administrative Agent to be necessary or desirable under applicable Law with respect to the Guaranty of a Guarantor, of each such Guarantor, dated as of the Increase Effective Date, signed by a Responsible Officer of each Borrower and Guarantor and (x) certifying and attaching the resolutions adopted by the Borrowers or Guarantor approving or consenting to such Incremental Increase and (y) in the case of the Borrowers, certifying that, before and after giving effect to such increase:
(A)    the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements of each Borrower and its respective Subsidiaries furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;
(B)    no Default or Event of Default shall exist and be continuing immediately prior to such Incremental Increase and on a pro forma basis (assuming such Incremental Increase is fully drawn and giving effect to any Permitted Acquisition, refinancing of debt or other event giving rise to a pro forma adjustment), no Default or Event of Default shall exist and be continuing;
(C)    on a pro forma basis (assuming such Incremental Increase is fully drawn and giving effect to any Permitted Acquisition, refinancing of debt or other event giving rise to a pro forma adjustment) the Consolidated Net Leverage Ratio of the Borrowers shall be no greater than 2.75 to 1.00; and
(D)    the Administrative Agent and the Lenders providing such Incremental Increase shall have received (i) at least five (5) days before the Increase Effective Date, all documentation and other information about the Loan Parties and their Subsidiaries that shall have been reasonably requested by the Administrative Agent or the Lenders providing such Incremental Increase in writing at least ten (10) days prior to the Increase Effective Date and that the Administrative Agent and the Lenders reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and (ii) at least five (5) days prior to the Increase Effective Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower for each Lender requesting such at least five (5) days prior to the Increase Effective Date.
(ii)    Each Revolving Credit Increase shall have the same terms (including pricing terms) as the outstanding Revolving Credit Loans and be part of the existing Revolving Credit Facility hereunder. Upon each Revolving Credit Increase (x) each Revolving Credit Lender having a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Credit Lender providing a portion of the Revolving Credit Increase (each, a “Revolving Credit Increase Lender”) in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit will equal each Revolving Credit Lender’s Applicable Revolving Credit Percentages (after giving effect to such increase in the Revolving Credit Facility) and (y) if, on the date of such increase there are any Revolving Credit Loans outstanding, the Revolving Credit Lenders shall make such payments among themselves as the Administrative Agent may reasonably request to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from such Revolving Credit Increase, and the Borrowers shall pay to the applicable Lenders any amounts required to be paid pursuant to Section 3.05 in connection with such payments among the Revolving Credit Lenders as if such payments were effected by prepayments of Revolving Credit Loans.

(iii)    (A) Each Term Loan Increase and Incremental Term Loan shall have the same terms (including pricing terms and the then applicable amortization rates) as the outstanding Term Loans and, in the case of a Term Loan Increase, be part of the existing Term Facility hereunder (it being understood and agreed that an Incremental Term Loan may take the form of a separate tranche); and (B) this Agreement may be amended to the extent necessary (without the need to obtain the consent of any Lender or any L/C Issuer other than the Lenders providing such Incremental Term Loans or Term Loan Increase), in form and substance reasonably satisfactory to the Administrative Agent and the Borrowing Agent, to include such terms as are necessary or appropriate to carry out clause (A) of this sentence.
(iv)    As a condition precedent to each Incremental Increase, all fees and expenses relating to each Incremental Increase, to the extent due and payable, shall have been paid in full.
(e)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15    Cash Collateral.
(a)    Certain Credit Support Events. If (i) [reserved], (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
(b)    Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at BBVA. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.06, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(v)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrowing Agent may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent, to be held in a noninterest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) or 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)    With respect to any fee payable under Section 2.09(a) or 2.09(b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)    Defaulting Lender Cure. If the Borrowing Agent, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans, Term Loans, and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.17    Borrowing Agent; Joint and Several Liability; Borrowers’ Waivers and Consents.
(a)    Each of the Borrowers hereby directs the Administrative Agent and each of the Lenders to disburse the proceeds of each Loan to or at the direction of the Borrowing Agent, and such Loan will, in all circumstances, be deemed to be made to, or at the direction of, each of the Borrowers. From time to time, the Borrowing Agent shall further distribute the proceeds of Loans to a particular Borrower or Borrowers, jointly and severally. Each Borrower hereby irrevocably designates, appoints, authorizes and directs the Borrowing Agent to act on behalf of such Borrower for the purposes set forth in this Section 2.17, and to act on behalf of such Borrower for purposes of giving Committed Loan Notices, Committed Repayment Loan Notices to the Administrative Agent and for otherwise giving and receiving notices and certifications under this Agreement or any other Loan Document and otherwise for taking all other action contemplated to be taken by the Borrowing Agent hereunder or under any other Loan Document. The Administrative Agent and each of the Lenders are entitled to rely and act on the instructions of the Borrowing Agent on behalf of each Borrower. Each Borrower covenants and agrees to assume liability for and to protect, indemnify and hold harmless the Administrative Agent and each of the Lenders from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including, without limitation, attorneys’ fees), which may be incurred by, imposed or asserted against such Person, howsoever arising or incurred because of, out of or in connection with any Loan made in accordance with this Section 2.17; provided, however, the liability of the Borrowers pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense caused by or arising out of the gross negligence or willful misconduct of such Person. The Borrowing Agent shall maintain detailed accounting and records of all disbursements and payments made to each Borrower with respect to proceeds of Loans received by it. Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by the Administrative Agent and each of the Lenders in accordance with any inspection under Section 6.10.
(b)    Notwithstanding any other provision of this Agreement, each Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Obligations now or hereafter owed to the Administrative Agent or any Lender, whether voluntary or involuntary and however arising, whether direct or acquired by the Administrative Agent or such Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether any Borrower or Borrowers may be liable individually or jointly with others (such Obligations, the “Borrowers’ Liabilities”). For valuable consideration, each Borrower unconditionally guarantees and promises to pay to the Administrative Agent and each of the Lenders, on demand, in lawful money of the United States, any and all of the Borrowers’ Liabilities. Notwithstanding the foregoing, the liability of each Borrower individually under this paragraph with respect to its Borrowers’ Liabilities shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law. This is a guaranty of payment and not of collection.
(c)    This is a continuing guaranty relating to any Borrowers’ Liabilities, including those arising under successive transactions which shall either continue Obligations or from time to time renew any Obligations after such Obligations shall have been satisfied.
(d)    The Obligations of each Borrower are independent, and a separate action or actions may be brought and prosecuted against a Borrower whether action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions.

(e)    Each Borrower agrees that neither the Administrative Agent nor any Lender shall have any responsibility to inquire into the apportionment, allocation or disposition of the proceeds of any Loan as among the Borrowers, and acknowledges that its liability hereunder shall not be reduced or diminished by the identity of such Borrower giving or receiving of notices and other communications, making Committed Loan Notices, Committed Repayment Loan Notices, executing and delivering certificates, or receiving or allocating disbursements from the Administrative Agent or any Lender. The Loan Parties each acknowledge that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely an accommodation to the Loan Parties and is done at their request.
(f)    Each Borrower represents and warrants to the Administrative Agent and each of the Lenders that the request for joint handling of the Loans and other Obligations made hereunder was made because the Loan Parties are engaged in related operations. Each Loan Party expects to derive benefit, directly or indirectly, from such availability.
(g)    Each Borrower represents and warrants to the Administrative Agent and each of the Lenders that (i) it has established adequate means of obtaining from each other Loan Party on a continuing basis financial and other information pertaining to the business, operations and condition (financial and otherwise) of each other Loan Party and its respective property, and (ii) it now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of each other Loan Party, and its property. Each Borrower hereby waives and relinquishes any duty on the part of the Administrative Agent or any Lender to disclose to such Person any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of any other Loan Party, or the property of any other Loan Party, whether now or hereafter known by the Administrative Agent or any Lender during the life of this Agreement.
(h)    Each Borrower expressly waives any right to require the Administrative Agent or any Lender to marshal assets in favor of any Loan Party or any other Person or to proceed against any Loan Party or any other Person or any Collateral provided by any Loan Party or any other Person, and agrees that the Administrative Agent and each of the Lenders may proceed against any Loan Party and/or Collateral in such order as it shall determine in its sole and absolute discretion. The Administrative Agent and the Lenders may file a separate action or actions against any Loan Party, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that the Administrative Agent, the Lenders and any Loan Party may deal with each other in connection with the Obligations, the Borrowers’ Liabilities or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the obligations of such Loan Party under the Loan Documents.
(i)    Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any Loan Party or any other Person with respect to any Obligations, (ii) the unenforceability or invalidity as to any Loan Party or any other Person of the Obligations, (iii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iv) the cessation for any cause whatsoever of the liability of any Loan Party or any other Person (other than by reason of the full payment and performance of all Obligations), (v) to the extent permitted by Law, any failure of the Administrative Agent or any Lender to give notice of sale or other disposition to any Loan Party or any other Person or any defect in any notice that may be given in connection with any sale or disposition, (vi) to the extent permitted by Law, any failure of the Administrative Agent or any Lender to comply with applicable Law in connection with the sale or other disposition of any Collateral or other security for any Obligation, including without limitation any failure of the Administrative Agent or any Lender to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any obligation, (vii) any act or omission of the Administrative Agent or any Lender, that directly or indirectly results in or aids the discharge or release of any Loan Party or any guarantor or the Obligations or any other security or guaranty therefor by operation of law or otherwise, (viii) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of the Administrative Agent or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any other Loan Party or any other Person, (x) the election by the Administrative Agent or any Lender, in any bankruptcy proceeding of any Loan Party, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (xi) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code in connection with the bankruptcy of any Loan Party, (xii) any use of cash collateral under Section 363 of the United States Bankruptcy Code, or (xiii) any agreement or stipulation with any Loan Party with respect to the provision of adequate protection in any bankruptcy proceeding of any Person.
(j)    Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document, each Borrower hereby waives, so long as the Administrative Agent or any Lender shall have any Revolving Credit Commitment or Term Commitments hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, with respect to each Loan Party and its successors and assigns (including any surety) and any other party any and all rights at Law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which such Person may have or hereafter acquire against any Loan Party or any other Person in connection with or as a result of the execution, delivery and/or performance of this Agreement or any other Loan Document. Each Borrower agrees that, so long as the Administrative Agent or any Lender shall have any Revolving Credit Commitment or Term Commitments hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, it shall not have or assert any such rights against any Loan Party or its successors and assigns or any other party (including any surety), either directly or as an attempted setoff to any action commenced against any such Person (as borrower or in any other capacity) or any other party. Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit the Administrative Agent and each of the Lenders and shall not limit or otherwise affect such Person’s liability hereunder or under any other Loan Document or the enforceability hereof or thereof.
(k)    Any obligations of any Loan Party to any other Loan Party, now or hereafter existing, including but not limited to any obligations as subrogee of the Administrative Agent or any Lender or resulting from a Person’s performance under any guaranty, are hereby subordinated to the Obligations. Such obligations, if the Administrative Agent or any Lender so requests, shall be enforced, and performance received by such Person as trustee for Administrative Agent, and the proceeds thereof shall be paid over to the Administrative Agent on account of the Obligations to the Lender.
(l)    For the avoidance of doubt, each Borrower shall, subject to the foregoing limitations, be jointly and severally liable for all Obligations set forth herein and in the Loan Documents as set forth herein.
(m)    This Section 2.17 shall survive termination of this Agreement.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnification.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowing Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(i)(A), and (i)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrowing Agent or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide an applicable certificate on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowing Agent or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowing Agent and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowing Agent or the Administrative Agent as may be necessary for the Borrowing Agent and the Administrative Agent to comply with their obligations under FATCA and to determine either that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 3.01, the terms “law” and “Laws” shall include FATCA, and solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    Each Lender agrees that if it is aware that any form or certification it previously delivered, expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any

Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowing Agent, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(h)    To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other tax authority, or the Internal Revenue Service or any other tax authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender and the Administrative Agent agree that the Administrative Agent can offset any payment to be made that is allocable to such applicable Lender by such amounts owed by such Lender to the Administrative Agent under this Section 3.01(h).
(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02    [Reserved].
3.03    LIBOR Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.
(a)    Unascertainable; Increased Costs; Deposits Not Available. If, on or prior to the first day of an Interest Period:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) (x) that by reason of circumstances affecting the London or other applicable offshore interbank market, Eurodollar Rate cannot be determined because the Eurodollar Rate is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to LIBOR (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or

(ii)    the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion thereto or a continuation thereof that (A) Dollar deposits are not available to any Lender in connection with such Eurodollar Rate Loan or being offered to banks in the London or other applicable offshore interbank market for the amount and Interest Period of such Eurodollar Rate Loan, or (B) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent shall have the rights specified in Section 3.03(c).
(b)    Illegality. If at any time any Lender shall have determined that the making, maintenance or funding of any Eurodollar Rate Loan has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 3.03(c).
(c)    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 3.03(a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrowing Agent thereof, and in the case of an event specified in Section 3.03(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowing Agent. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrowing Agent to select, convert to or renew a Eurodollar Rate Loan shall be suspended (to the extent of the affected Eurodollar Rate Loan or Interest Periods) until the Administrative Agent shall have later notified the Borrowing Agent, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 3.03(a) and the Borrowing Agent has previously notified the Administrative Agent of its selection of, conversion to or continuation of a Eurodollar Rate Loan and such Eurodollar Rate Loan has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or continuation of the such Loan otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 3.03(b), the Borrowing Agent shall, subject to the Borrowers’ indemnification Obligations under this Agreement, as to any Eurodollar Rate Loan of the Lender, on the date specified in such notice either convert such Loan to the Base Rate otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.05(a). Absent due notice from the Borrowing Agent of conversion or prepayment, such Loan shall automatically be converted to Base Rate otherwise available with respect to such Loan upon such specified date.
(d)    Benchmark Replacement Setting.
(i)    Announcements Related to the LIBOR Rate. On March 5, 2021, the ICE Benchmark Administration, the administrator of the LIBOR rate (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.
(ii)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and, for the avoidance of doubt, no Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(iii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iv)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowing Agent and the Lenders of (1) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (v) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”
(v)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(vi)    Benchmark Unavailability Period. Upon the Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowing Agent may revoke any request for a Loan bearing interest based on USD LIBOR, conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowing Agent will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vii)    Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (1) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (2) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (vii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowing Agent a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
(viii)    Certain Defined Terms. As used in this Section titled “Benchmark Replacement Setting”:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (v) of this Section titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.
“Benchmark” means, initially, the Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (ii) of this Section titled “Benchmark Replacement Setting.”
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
(2)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowing Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (I) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (II) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrowing Agent shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in relevant other Dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment
One-Week	0.03839% (3.839 basis points)
One-Month	0.11448% (11.448 basis points)
Two-Months	0.18456% (18.456 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowing Agent for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
(3)     in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowing Agent pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or
(4)    in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting.”
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrowing Agent to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrowing Agent to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate or, if no floor is specified, zero.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Other Benchmark Rate Election” shall mean, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the LIBOR rate, the occurrence of: (a) either (x) a request by the Borrowing Agent to the Administrative Agent, or (y) notice by the Administrative Agent to the Borrowing Agent, that, at the determination of the Borrowing Agent or the Administrative Agent, as applicable, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrowing Agent jointly elect to trigger a fallback from the LIBOR rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowing Agent and the Lenders.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowing Agent of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (1) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (2) the administration of Term SOFR is administratively feasible for the Administrative Agent and (3) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“USD LIBOR” means (a) the Eurodollar Rate or (b) any London interbank offered rate for Dollars.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by the definition of Eurodollar Rate) or the L/C Issuer;
(ii)    subject any Lender, the L/C Issuer or any other Recipient to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made or Letter of Credit issued by it, or change the basis of taxation of payments to such Lender, the L/C Issuer or other Recipient in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Taxes that are payable by such Lender); or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan, or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the L/C Issuer or such other Recipient, as the case may be, the Borrowers will pay to such Lender, the L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and reflecting in reasonable detail the basis for determining such amounts (including the calculation of such amount or amounts and the assumptions on which such calculation was based, but excluding, in each case, any requirement to disclose any confidential or proprietary information, and delivered to the Borrowing Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such

Lender or the L/C Issuer, as the case may be, notifies the Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowing Agent shall have received at least ten (10) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowing Agent; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowing Agent pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowing Agent may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions to the Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement and each other Loan Document (to the extent not previously delivered to the Administrative Agent), sufficient in number for distribution to each Agent, each Lender and the Borrowing Agent;
(ii)    to the extent not delivered pursuant to clause (i) above, a Note executed by the Borrowers in favor of each Lender requesting a Note;
(iii)    evidence that the Collateral Documents (other than the Landlord Waivers) shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first security interest and Lien upon the Collateral, including, without limitation, (A) searches of UCC filings in the jurisdiction of organization or formation of each Loan Party, in each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, and in each other jurisdiction requested by the Administrative Agent, (B) copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Liens permitted hereunder, and (C) proper UCC-1 financing statements in form appropriate for filing under the UCC and of each jurisdiction that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;
(iv)    a Committed Loan Notice;
(v)    the Financial Model and a pro forma balance sheet of Borrowing Agent and its Subsidiaries as of and for the Fiscal Quarter ending on March 31, 2021 reflecting the consolidated financial position of such Persons as of such date, adjusted to give effect (as if such events had occurred on such date) to (1) the making of the initial Credit Extensions on the Closing Date and (2) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet;
(vi)    a draft of unaudited financial statements, including an income statement, balance sheet and cash flow statements, for the Fiscal Quarter ending March 31, 2021;
(vii)    a true and correct copy of (A) the Organization Documents of each Loan Party and an incumbency certificate with respect to any Loan Parties’ officers executing any of the Loan

Documents on the Closing Date, certified by a Responsible Officer, (B) resolutions of the board of directors (or an authorized committee thereof), the manager, general partner or equivalent governing body of each Loan Party authorizing each Loan Document to which such Loan Party is party and the Transactions, certified by a Responsible Officer and (C) evidence as of a recent date that each Loan Party is validly existing, in good standing (or equivalent standard) in the jurisdiction of its organization and (except as waived by the Administrative Agent in its discretion) qualified in each other jurisdiction where the failure to be qualified could reasonably be expected to result in a Material Adverse Effect;
(viii)    certificates attesting to the Solvency of the Borrowing Agent and its Subsidiaries and each other Loan Party both before and after giving effect to the Transactions, from a Responsible Officer;
(ix)    a certificate signed by a Responsible Officer of the Borrowing Agent certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or condition since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(x)    such financial, business and other information regarding the Borrowing Agent and its Subsidiaries as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans and Multiemployer Plans, capital leases, collective bargaining agreements and other arrangements with employees;
(xi)    such legal opinions regarding the Loan Parties and the Loan Documents as may be reasonably requested by the Administrative Agent;
(xii)    the filing of negative pledges requested by the Administrative Agent with respect to real property interests of the Borrowers and their Subsidiaries;
(xiii)    certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies (including flood insurance policies) maintained with respect to the assets and properties of the Loan Parties that constitute Collateral with lender’s loss payable and additional insured endorsements; and
(xiv)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.
(b)    At least five (5) Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
(c)    The Borrowers shall have delivered to the Administrative Agent evidence satisfactory to the Administrative Agent that all filings, recordings, and other actions the Administrative Agent deems necessary or advisable to establish, preserve and perfect the liens granted to the Administrative Agent for the benefit of the Secured Parties shall have been made or obtained.
(d)    There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrowing Agent or any of its Subsidiaries or any other Loan Party pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, purports to affect the Transactions or any portion thereof or the ability of the Borrowing Agent or any of its Subsidiaries to perform their respective obligations under the Loan Documents, or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transactions.

(e)    All governmental authorizations, third party and shareholder consents necessary in connection with the Transactions shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the Transactions shall have expired without any action being taken by any such Governmental Authority, third party or shareholder, and no Law shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transactions or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
(f)    The Administrative Agent and the Lenders shall have satisfactorily completed of a due diligence review of the Borrowing Agent and its Subsidiaries.
(g)    (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid, all of which fees and expenses may be paid contemporaneously with the initial Term Borrowing.
(h)    Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent) all of which may be paid contemporaneously with or by using the initial Term Borrowing.
(i)    The Administrative Agent and Lenders shall have received all documentation and other information requested by the Administrative Agent and Lenders in order to comply with requirements of regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(j)    Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    the representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be;
(b)    no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom; and

(c)    the Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowing Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Borrower and each other Loan Party jointly and severally represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power; Compliance with Laws. Each of the Loan Parties and each of their respective Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent the concept of good standing exists in such jurisdiction), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals and any other permits or accreditations necessary to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing (to the extent the concept of good standing exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (such compliance to include compliance with all Environmental Laws and with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and with the USA Patriot Act and all other applicable Laws and regulations relating to money laundering and terrorist activities) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in each case referred to in clauses (a) (other than with respect to Loan Parties), and (b)(i), (c) or (d), to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary limited liability company, corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law. No Loan Party nor any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) the filing of UCC-1 financing statements pursuant to the Security Agreement naming the Administrative Agent, as secured party, and each Loan Party, as debtor in the appropriate filing offices (iii) any other filings that are necessary under applicable Law to perfect Liens in certain Collateral, and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a

Material Adverse Effect. All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties or their respective Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject only to the effect of bankruptcy, moratorium or Debtor Relief Laws or similar Laws or the application of equitable principles by a court of competent jurisdiction.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The most recent audited financial statements delivered on or prior to the Closing Date or, if later, pursuant to Section 6.01(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrowers and each of their respective Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrowers and each of the Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.
(b)    The most recent unaudited financial statements of the Borrowers and each of their respective Subsidiaries delivered on or prior to the Closing Date or, if later, pursuant to Section 6.01(b) and the related statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date each (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of the financial statements delivered on or prior to the Closing Date and any financial statements delivered pursuant to Section 6.01(b), to changes resulting from normal year-end adjustments and the absence of footnotes, and (ii) fairly present in all material respects the financial condition of the Borrowers and each of the Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the date of the most recent financial statements delivered pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    The financial projections and other consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrowers and each of their Subsidiaries delivered to the Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial performance, it being understood that projections and forecasts as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.
(e)    The pro forma balance sheets of the Borrowers and their respective Subsidiaries delivered on or prior to the Closing Date, fairly present in all material respects the pro forma financial condition of the Borrowers and the Subsidiaries as at such date all in accordance with GAAP.
(f)    As of the Closing Date, the Borrowers shall be in pro forma compliance with the requirements of Section 7.16, determined as of the last day of the Test Period ended March 31, 2021, after giving pro forma effect to (1) the making of the initial Credit Extensions on the Closing Date and (2) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the Closing Date.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party or its Subsidiaries, threatened or contemplated, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
5.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation, that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.
5.08    Ownership of Property; Liens; Investments.
(a)    Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary or used in the ordinary conduct of its business, except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Set forth on the Collateral and Diligence Questionnaire is a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of each Loan Party and each of its Subsidiaries subject thereto, as of the Closing Date. As of the Closing Date, the property each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
(c)    Set forth on the Collateral and Diligence Questionnaire is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
(d)
(i)    Set forth on the Collateral and Diligence Questionnaire is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state or province, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.
(ii)    Set forth on the Collateral and Diligence Questionnaire is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessor as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state or province, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.
(iii)    The operations and income derived from all leases of real property under which any Borrower is the lessor are immaterial, and there are no defaults under any such leases that would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

(e)    Set forth on the Collateral and Diligence Questionnaire is a complete and accurate list of all material Investments held by each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof., in each case except to the extent such information is publicly disclosed and then available via EDGAR on the SEC website.
5.09    Environmental Compliance.
(a)    The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    (i) None of the properties currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of any Loan Party proposed, for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial or local list or, to the knowledge of any Loan Party, is adjacent to any such property; (ii) there are no, and to the knowledge of any Loan Party, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of any Loan Party, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries except, in each case of this clause (ii), in material compliance with Environmental Law or otherwise known to applicable regulatory authorities and subject to (and in compliance with) the direction of applicable regulatory authorities in connection with remedial measures; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries where, given the condition of such asbestos or asbestos-containing material, there is a present obligation to remove such material under Environmental Law; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries except in material compliance with Environmental Law or otherwise known to applicable regulatory authorities and subject to (and in compliance with) remedial measures or the assumption of indemnity obligations by such authorities.
(c)    Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party, nor any of its Subsidiaries is undertaking, or has undertaken, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
5.10    Insurance.
(a)    The properties of each Loan Party and each of their respective Subsidiaries are insured with financially sound (rated A- or better by A.M. Best’s Company) and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. Each such insurance company shall be licensed in states or jurisdictions where such Loan Party, or such Subsidiary has operations.
(b)    The Captive Insurance Company is duly licensed or authorized as a captive insurance company in the State of Alabama. The Captive Insurance Company is not licensed to do insurance business in or subject to the Insurance Laws of any jurisdiction other than the State of Alabama. The Captive

Insurance Company constitutes a captive insurance company for the purposes of U.S. federal income tax, in accordance with the Code and regulations promulgated thereunder. The insurance premiums payable to the Captive Insurance Company are based on market conditions based on the premiums that would have been charged had the coverage been provided by a commercial insurance policy and such premiums have been approved by the Alabama Insurance Department.
5.11    Taxes. Each Loan Party and each of its Subsidiaries, including the Captive Insurance Company, has filed all Federal, state, foreign and other material tax returns and reports required to be filed, and has paid all Federal, state, foreign and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any of its Subsidiaries that would, if made, have a Material Adverse Effect. No Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.
5.12    ERISA Compliance.
(a)    No Loan Party and none of its Subsidiaries has underlying assets, or will be deemed to hold, which, in each case, constitute “plan assets” within the Plan Asset Rules.
(b)    No ERISA Event has occurred, is occurring or is reasonably expected to occur that, individually or in the aggregate, has resulted in, results or will reasonably be expected to result in a Material Adverse Effect.
(c)    Set forth on the Collateral and Diligence Questionnaire is a complete and accurate list of each Pension Plan of any Loan Party and any of its Subsidiaries as of the Closing Date.
5.13    Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, Construction Partners has no Subsidiaries other than the remaining Loan Parties and no other Loan Party has any Subsidiaries. All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and non‑assessable and are owned free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date, no Loan Party has any other material equity investments in any other corporation or entity, except to the extent set forth on the Collateral and Diligence Questionnaire. As of the Closing Date, the jurisdiction of formation of each Loan Party is as reflected in the preamble to this Agreement. For each Loan Party, the address of its principal place of business and chief executive office (if different) and, where applicable, its U.S. taxpayer identification number is set forth in the Collateral and Diligence Questionnaire. The copy of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 is a true and correct copy of each such document, each of which is valid and in full force and effect as of the Closing Date.
5.14    Changes in Name, Jurisdiction of Formation and Structure; Tradenames. The exact legal name and jurisdiction of organization of each Loan Party as of the Closing Date is as set forth on the Collateral and Diligence Questionnaire. Except as set forth on the Collateral and Diligence Questionnaire, no Loan Party has during the five years preceding the Closing Date (a) changed its legal name, (b) used a tradename, (c) changed its jurisdiction of formation or (d) been party to a merger, amalgamation, consolidation or other change in structure.
5.15    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowings will be used directly or indirectly to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(b)    No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.16    Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries, is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or any other Loan Document (in each case as modified or supplemented by other information so furnished from time to time) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties and each of their respective Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
5.17    Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries, owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, industrial designs, industrial design rights, franchises, licenses, domain names, URLs and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person, and set forth on the Collateral and Diligence Questionnaire is a complete and accurate list of all such IP Rights owned or used by each Loan Party and its Subsidiaries as of the Closing Date. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person, except where such infringement would not reasonably be excepted to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.18    Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.
5.19    Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.
5.20    Collateral Matters. When executed and delivered, the Security Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral and (a) when any Collateral constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, each of the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person and (b) when financing statements in appropriate form are filed in the offices of the Secretary of State of the state in which such Loan Party is organized and existing or filed under the applicable jurisdiction, the Security Agreement will constitute a fully perfected first priority Lien on and security interest in, all right, title and interest of the Secured Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except in the case of this clause (b) for rights secured by Liens expressly permitted by Section 7.01.
5.21    Labor Matters. There are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened. Hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act, where applicable, or any other applicable Law dealing with such matters, except for any such violations which would not reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the applicable Loan Party.
5.22    Deposit or Securities Accounts. The Collateral and Diligence Questionnaire sets forth the name and location of each institution maintaining a deposit or securities account of any Loan Party and the account number, name, authorized signatories and balance for each such deposit or securities account as of the end of the month immediately preceding the Closing Date.
5.23    Material Contracts. All Material Contracts of each Loan Party are in effect as of the Closing Date and the Loan Parties have no current actual knowledge of any breach or default thereunder that would reasonably be expected to result in a Material Adverse Effect.
5.24    Foreign Assets Control Regulations and Anti-Money Laundering.
(a)    OFAC. No Loan Party, nor any of its Subsidiaries or any director, officer, employee, agent, or Affiliate of any Loan Party or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation Cuba, Iran, North Korea, Sudan and Syria.
(b)    USA Patriot Act. Each Loan Party and each of its Subsidiaries, to the extent applicable to it, is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA Patriot Act. No part of the proceeds of any Borrowing will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
5.25    Use of Proceeds. The proceeds of the Closing Date Term Loans shall be used to pay certain fees and expenses incurred in connection with this Agreement, working capital, Permitted Acquisitions, permitted Investments, and other general corporate purposes. The proceeds of Revolving Credit Loans shall be used for working capital, Permitted Acquisitions, permitted Investments, dividends and distributions permitted hereunder and other general corporate purposes. No proceeds of the Loans are to be used, and no portion of any Letter of Credit is to be obtained, in any way that will violate Regulations U or X of the Board of Governors of the Federal Reserve System. The Borrowers will obtain Letters of Credit solely for general corporate purposes. No Borrower nor any other Loan Party shall, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner, or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanctions, unless otherwise permissible under the relevant Sanction; (ii) in any manner that would result in a violation of any Sanctions by a Lender hereunder; or (iii) in any manner that would result in a violation of the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.
5.26    Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.27    Affected Financial Institution. No Loan Party is an Affected Financial Institution.
5.28    Loan Party ERISA Status. On and as of the Closing Date, no Loan Party, Subsidiary is or will be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code, or (c) a “governmental plan” within the meaning of ERISA.
5.29    Holding Company. The Borrowing Agent is a holding company and does not have any material liabilities, own any material assets, or engage in any operations or business other than as permitted under Section 7.07.

ARTICLE VI
AFFIRMATIVE COVENANTS
Until the Termination Date, each Borrower and each other Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each other Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent (and, if requested in writing by the Administrative Agent, with copies for each Lender), in form and detail reasonably satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrowing Agent and its respective Subsidiaries, a consolidated balance sheet of the Borrowing Agent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income and operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such statements to be certified by a Responsible Officer of the Borrowing Agent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrowing Agent and its Subsidiaries;
(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowing Agent and its Subsidiaries, a consolidated balance sheet of the Borrowing Agent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income and operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrowing Agent’s and its Subsidiaries’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year, the corresponding portion of the previous Fiscal Year and the corresponding portion of the projections and forecasts for such Fiscal Year delivered pursuant to Section 6.01(c), all in reasonable detail and certified by a Responsible Officer of the Borrowing Agent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowing Agent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    as soon as available, but in any event no later than sixty (60) days after the end of each Fiscal Year, an annual projection, budget and forecast prepared by management of the Borrowing Agent, in a reasonably detailed and consolidated form consistent with the Financial Model, of consolidated balance sheets, income statements and cash flow statements of the Borrowing Agent and its Subsidiaries for the Fiscal Year following such Fiscal Year;
(d)    as soon as available and in any event not later than 120 days after the end of each Fiscal Year, an annual Borrowing Agent-prepared report of jobs in progress, in form satisfactory to the Administrative Agent;
(e)    as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrowing Agent and its respective Subsidiaries, a balance sheet of the Captive Insurance Company as at the end of such Fiscal Year, (i) the related statements of income and operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such statements to be certified by a Responsible Officer of the Captive Insurance Company to the effect that such statements are fairly stated in all material respects when considered in relation to the financial statements of the Captive Insurance Company, and (ii) reconciling statements, showing the contribution of the Captive Insurance Company to the consolidated financial statements of the Borrowing Agent and Subsidiaries for such Fiscal Year delivered pursuant to paragraph (a) of this Section 6.01, such reconciling statements to be in form and detail acceptable to the Administrative Agent;
(f)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowing Agent and its Subsidiaries, a balance sheet of the Captive Insurance Company as at the end of such Fiscal Quarter, and the related statements of income and operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrowing Agent’s and its Subsidiaries’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year, the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Captive Insurance Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Captive Insurance Company in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) reconciling statements, showing the contribution of the Captive Insurance Company to the consolidated financial statements of the Borrowing Agent and Subsidiaries for such Fiscal Quarter delivered pursuant to paragraph (b) of this Section 6.01, such reconciling statements to be in form and detail acceptable to the Administrative Agent; and
(g)    notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrowers by furnishing (A) the applicable consolidated financial statements of the Borrowing Agent or (B) the Borrowing Agent’s Form 10-K or 10-Q, as applicable, filed with the SEC or published in accordance to the conditions of Section 6.02(j).
6.02    Certificates; Other Information. Deliver to the Administrative Agent (and, if requested in writing by the Administrative Agent, with copies for each Lender), in form and detail reasonably satisfactory to the Administrative Agent:
(a)    [reserved];
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowing Agent, which Compliance Certificate shall state whether any Disposition was made, or any settlement or payment was received, during such Fiscal Quarter that required a prepayment pursuant to Section 2.05(b)(i) or (iii), the amount of such required prepayment and whether such prepayment was made;
(c)    promptly after any reasonable written request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors), the manager, general partner or equivalent governing body of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary, or any audit of any of them;
(d)    promptly after the written assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any Subsidiary thereof with or arising under any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
(e)    promptly after the same are available and to the extent not publicly disclosed and then available via EDGAR on the SEC website, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(f)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(g)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof ,to the extent not publicly disclosed and then available via EDGAR on the SEC website;
(h)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;
(i)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and
(j)    Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowing Agent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, Debt Domain, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information

(although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03    Notices. Promptly after a Responsible Officer of any Loan Party having notice or having obtained knowledge thereof, notify the Administrative Agent and (if requested in writing by the Administrative Agent, with copies for each Lender):
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any of the following (to the extent it would reasonably be expected to result in a Material Adverse Effect): (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c)    if any Loan Party has underlying assets which constitute “plan assets” within the meaning of the Plan Asset Rules;
(d)    if an ERISA Event occurs or is reasonably expected to occur, that, individually or in the aggregate, results or will reasonably be expected to result in a Material Adverse Effect;
(e)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary;
(f)    of the (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory repayment pursuant to Section 2.05(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrowers are required to make a mandatory repayment pursuant to Section 2.05(b)(iii) and (iii) receipt of any Extraordinary Receipt for which the Borrowers are required to make a mandatory repayment pursuant to Section 2.05(b)(iv);
(g)    of any change of legal name, place of business or jurisdiction of formation of any Loan Party;
(h)    of the occurrence of any material damage or casualty to, or condemnation of, any material property of any Loan Party;
(i)    of the sale of any Equity Interests of any Loan Party that causes a Change of Control; and
(j)    of the acquisition or formation of any Subsidiary.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowing Agent setting forth details of the occurrence referred to therein and, if applicable, stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all federal, national, state and material local tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Parties or their respective Subsidiaries, as applicable, (b) all material lawful claims which, if unpaid, would by Law become a Lien upon its property, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided that, in the case of (a) and (b) above, each Loan Party may contest such obligations in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the applicable accounting standards maintained by such Loan Party.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, copyrights, industrial designs, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.07    Insurance and Disaster Recovery.
(a)    Keep all of its properties covered by insurance with insurance companies reasonably acceptable to Administrative Agent (or with the Captive Insurance Company, in accordance with the terms and conditions of this Agreement). Such insurance shall protect against customary hazards insured by Persons engaged in the same or similar business, as appropriate, such as liability, fire, flood, business interruption, workmen’s compensation, and other material risks to its property and business and shall include professional liability defense insurance, in each case in such amounts and with such deductibles as are customary in the industry by Persons engaged in the same or similar business under the same circumstances and reasonably acceptable to the Administrative Agent. If any Loan Party or any Subsidiary fails or refuses to obtain or maintain any such insurance coverage, then the Administrative Agent (at its election) may (but is not obligated to) obtain and maintain such insurance coverage on behalf of such Loan Party or such Subsidiary, and the premiums and other costs thereof (a) will be included in the Indebtedness hereunder secured by the Collateral and (b) will be due and payable by the Borrowers to the Administrative Agent promptly, but in any event within three (3) Business Days, upon demand. Upon request, Loan Parties shall promptly furnish the Administrative Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as Administrative Agent shall request (including copies of any policy provided by the Captive Insurance Company or any Sponsored Captive Insurance Company and any re-insurance agreement between the Captive Insurance Company and any Sponsored Captive Insurance Company). Each such policy for liability insurance must name the Administrative Agent (for the benefit of itself as the Administrative Agent and each Lender) as additional insured, and each such other policy for insurance must name the Administrative Agent as lender’s loss payee and as additional insured. Each policy will be primary and non-contributory and shall include a waiver of subrogation in favor of the Administrative Agent. Each such policy must also require the insurer to furnish the Administrative Agent with written notice at least thirty (30) calendar days prior to any termination, cancellation or lapse of coverage and must provide the Administrative Agent with the right (but not the obligation) to cure any non-payment of premium. The Company and its Subsidiaries shall, and shall cause the Captive Insurance Company to, preserve and maintain: (i) the licensing and certification of the Captive Insurance Company pursuant to all applicable insurance Laws; (ii) all certifications and authorizations necessary to ensure that the Captive Insurance Company is eligible for all reimbursements available under all applicable insurance Laws; and (iii) all material licenses, permits, authorizations and qualifications required under all applicable insurance Laws in connection with the existence and operation of the Captive Insurance Company. The Captive Insurance Company shall conduct its insurance business in compliance with all applicable Laws and using sound actuarial principles. The insurance premiums and other expenses charged by any Captive Insurance Company to the Company and its Subsidiaries shall be reasonable and customary and in accordance with all applicable insurance Laws. If requested by the Administrative Agent, the Company and its Subsidiaries will provide the Administrative Agent copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of the Captive Insurance Company promptly. The Captive Insurance Company shall not be permitted to have, acquire or form any direct or indirect Subsidiary.
(b)    To the extent required by the applicable Law of its jurisdiction, maintain (and at least annually review the sufficiency of) a disaster recovery and contingency plan that addresses such Person’s plans for continuing operations upon the occurrence of a natural disaster or other event that destroys or prevents the use of or access to such Person’s primary computer systems, information databases, software applications, business records and operations facility. Such contingency plan at all times must be in form and substance reasonably acceptable to the Administrative Agent. Upon request, but, unless an Event of Default has occurred and is continuing, not more than once per calendar year, provide the Administrative Agent with a current copy of such plan.
6.08    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except (a) in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and (b) if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably required, upon reasonable advance notice to the Borrowing Agent; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. So long as no Event of Default exists, the Administrative Agent shall give the Borrowing Agent at least five (5) Business Days’ notice prior to any discussions with the Borrowing Agent’s independent public accountants, and, if the Borrowing Agent desires to participate in such discussions, the Borrowing Agent shall so notify the Administrative Agent during such five-Business-Day period; provided that the Administrative Agent shall not be required to postpone such discussions in order to permit the Borrowing Agent to participate. Notwithstanding anything to the contrary in this Section 6.10, no Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which access or inspection by, or disclosure to, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions as described in Section 5.25 and not in contravention of any Law or of any Loan Document.
6.12    Covenant to Guarantee Obligations and Give Security. Upon (a) the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than the Captive Insurance Company) or (b) the acquisition of any personal property (including Equity Interests) by any Loan Party, and if such property, pursuant to the terms of the Collateral Documents, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then in each case at the Borrowers’ expense:

(i)    within sixty (60) days (as such time period may be extended by the Administrative Agent in its sole discretion) after such formation or acquisition cause each such Subsidiary, and cause each parent of any such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, consistent with the guaranty agreements in effect on the Closing Date, guaranteeing the other Loan Parties’ obligations under the Loan Documents (other than any Excluded Swap Obligations);
(ii)    within sixty (60) days (as such time period may be extended by the Administrative Agent in its sole discretion) after such request, formation or acquisition, furnish to the Administrative Agent a description of the +personal properties of the Loan Parties and their respective Subsidiaries, in detail reasonably satisfactory to the Administrative Agent;
(iii)    within sixty (60) days (as such time period may be extended by the Administrative Agent in its sole discretion) after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent pledges, assignments, Security Agreement Supplements, intellectual property security agreement and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent consistent with the Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date (including delivery of all certificated Equity Interests in and of such Subsidiary, duly endorsed for transfer), securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties, except for certain immaterial assets (including motor vehicles) in Administrative Agent’s sole discretion;
(iv)    within sixty (60) days (as such time period may be extended by the Administrative Agent in its sole discretion) after such request, formation or acquisition, take, and cause such Subsidiary or the parent(s) of such Subsidiary (if it has not already done so) to take, whatever action (including, without limitation, the filing of UCC financing statements, and other lien documents, the giving of notices) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, Security Agreement Supplements, intellectual property security agreements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;
(v)    as promptly as practicable (i) notify the Administrative Agent (on the Closing Date or thereafter with respect to later properties and locations) of (A) the location of each Loan Party’s headquarters (or any change in such location) and (B) any parcel or unit of real property leased by any Loan Party from any Person that is not a Loan Party having Collateral with a net book value in excess of $500,000 stored or located therein or thereon, or that is otherwise material to the operations of the Loan Parties and their respective Subsidiaries (as reasonably determined by the Administrative Agent (after such notice) and the Borrowing Agent), and (ii) after request of the Administrative Agent in its sole discretion, use commercially reasonable efforts to deliver to the Administrative Agent Landlord Waivers, estoppels and/or collateral access letters with respect to each location described in clause (i) above;
(vi)    promptly following the date of lease (as lessee) of any real property of any Loan Party after the Closing Date, notify the Administrative Agent in writing thereof and, if requested in writing by the Administrative Agent in its sole discretion, within 90 days after such request (as such time period may be extended by the Administrative Agent in its sole discretion), cause to be delivered to the Administrative Agent a copy of such lease, and cause the respective landlord to provide (or, in the case of a landlord that is not a Loan Party or Affiliate thereof, use commercially reasonable efforts to cause such landlord to provide) to the Administrative Agent, estoppel letters, non-disturbance agreements and similar agreements, for such leased real property;
(vii)    within sixty (60) days (as such time period may be extended by the Administrative Agent in its sole discretion) after such formation or acquisition upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii), (iv) and (vi) above, and as to such other matters as the Administrative Agent may reasonably request; and
(viii)    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, Security Agreement Supplements, intellectual property security agreements and security agreements.
6.13    Compliance with Environmental Laws. Except to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by Environmental Laws; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
6.14    [Reserved].
6.15    Further Assurances and Security. Promptly upon reasonable written request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.16    Cash Management Systems and Bank Accounts. At all times:
(a)    maintain all primary deposit accounts (including operating accounts, but excluding petty cash accounts which contain less than $25,000 on deposit in any one account and no more than $550,000 in the aggregate at any point in time (“Petty Cash Accounts”) and any deposit account which is either subject (i) to a Deposit Account Control Agreement in form and substance reasonably acceptable to the Administrative Agent providing the Administrative Agent with control over such account or (ii) a mandatory requirement to transfer funds on deposit periodically (and in any event when funds on deposit in such account exceed $200,000)(collectively, “Local Bank Accounts”) into a Collection Account) (“Collection Accounts”) with the Administrative Agent or an Affiliate of the Administrative Agent or as otherwise approved by Administrative Agent in its sole discretion;

(b)    provide the Administrative Agent with the account name and number with respect to each deposit account of a Loan Party not held with the Administrative Agent or an Affiliate of the Administrative Agent, to the extent that each such account does not have a balance in excess of $250,000 in any time, within two (2) Business Days after opening or acquiring any such account, along with the authorized signatories on each such account;
(c)    direct all account debtors or other payment obligors of any Loan Party that pay by wire, ACH or other electronic funds transfer to directly remit all payments on each Loan Party’s accounts directly to a Collection Account and immediately deposit into a Local Bank Account or a Collection Account all payments received from account debtors or made for inventory or other payments constituting proceeds of Collateral received in the identical form in which such payment was made, whether by cash or check;
(d)    irrevocably direct all account debtors or other payment obligors of any Loan Party that pay such Loan Party by cash or check to directly remit all payments on such Loan Party’s accounts to a Collection Account or Local Bank Account and otherwise deposit all such cash or checks received into a Collection Account or Local Bank Account; and
(e)    ensure that no Person other than the Administrative Agent, for the benefit of the Secured Parties, or the depository bank where such account is maintained has “control” (within the meaning of Section 9-104 of the UCC) or dominion over any deposit account of the Loan Parties.
6.17    Material Contracts. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract.
6.18    Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and to the extent that any operations of the Loan Parties may be governed by such laws, maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions. The Loan Parties shall not, directly or indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
6.19    Post-Closing Obligations.
(a)    Within 60 days after the Closing Date, the Borrowers shall execute, cause the respective depositary institution to execute, and deliver to the Administrative Agent a fully-executed Deposit Account Control Agreement with respect to each of the following deposit accounts, each such control agreement to be in form and substance reasonably acceptable to the Administrative Agent and to provide the Administrative Agent with control over such account:
(i)    the deposit account maintained at Hancock Whitney with an account number ending in 9172, and
(ii)    the deposit account maintained at Regions Bank with an account number ending in 8500.

(b)    Within 60 days after the Closing Date, the Borrowers shall use commercially reasonable efforts to deliver to the Administrative Agent a Landlord Waiver with respect to any properties reasonably requested by the Administrative Agent.
(c)    Within 60 days after the Closing Date, the Borrowers shall execute, deliver and cause to be filed negative pledge agreements (in form and substance reasonably satisfactory to the Administrative Agent) with respect to any properties reasonably requested by the Administrative Agent.
(d)    The failure of the Borrowers to perform any of the obligations set forth in this Section 6.19 within the respective time period set forth herein (or such longer period as the Administrative Agent may consent to, in its sole discretion) shall constitute an immediate Event of Default.
ARTICLE VII
NEGATIVE COVENANTS
Until the Termination Date, each Borrower and each other Loan Party shall not, nor shall they permit any other Subsidiary to, directly or indirectly:
7.01    Liens. Create, assume or suffer to exist any Lien on any property now owned or hereafter acquired by it, except:
(a)    Liens existing on the date of this Agreement that encumber Property and that secure Indebtedness described in Section 7.02(c);
(b)    Liens for Taxes or similar charges that are incurred in the ordinary course of business and that are not yet due and payable or are being properly contested in good faith pursuant to appropriate proceedings promptly commenced and diligently pursued;
(c)    pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation (or to participate in any fund in connection with workers’ compensation), unemployment insurance, old-age pensions or other social security programs which in no event shall become a Lien prior to any Lien of the Administrative Agent pursuant to the Collateral Documents;
(d)    Liens of mechanics, materialmen, warehousemen, carriers or other like Liens, securing obligations incurred in the ordinary course of business so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (and which in no event shall become a Lien prior to any Lien of the Administrative Agent pursuant to the Collateral Documents);
(e)    good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(f)    any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Indebtedness is not secured by any additional assets and (ii) the amount of such Indebtedness secured by any such Lien is not increased;
(g)    encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real estate, none of which materially impairs the use of such property by any Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);
(i)    leases, licenses, subleases or sublicenses of Collateral, in an amount not to exceed $1,000,000 in the aggregate (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, in each case granted to others in the ordinary course of business and which (i) do not interfere in any material respect with the business of the Loan Parties, taken as a whole, (ii) do not secure any Indebtedness and (iii) are otherwise permitted hereunder;
(j)    any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by any Loan Party in the ordinary course of business, so long as such Lien is limited to the property leased, sub-leased, licensed or sub-licensed;
(k)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Loan Party in the ordinary course of business;
(l)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary to the extent such Equity Interests are owned by a Loan Party); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property of such Person and not of any other Loan Party or Subsidiary, subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.02(d);
(m)    Liens on margin stock;
(n)    any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any Governmental Authority or by any Person acting under Governmental Authority;
(o)    Liens securing reasonable and customary fees of banks and other depository institutions on cash and Cash Equivalents held on deposit with such banks and institutions, provided that such Liens are subordinated to the Liens described in Section 7.01(k);
(p)    Liens granted to or created in favor of one or more Secured Parties under any of the Loan Documents;
(q)    Liens securing Indebtedness permitted by Section 7.02(e), provided that (i) such Liens do not at any time encumber any property other than property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being financed on the date of the financed acquisition or lease, or the date of completion of the financed construction, repair or improvement, as applicable, and (iii) such Liens attach to such property concurrently with or within ninety (90) days after (A) the financed acquisition thereof, or (B) the date of commencement of the financed lease, construction, repair or improvement thereof, as applicable;
(r)    financing statements filed by equipment lessors, which identify specific equipment leased to a Borrower by such lessor; and
(s)    minor defects in title that do not materially interfere with the applicable Loan Party or Subsidiary’s ability to conduct its business or to utilize such assets for such Loan Party or Subsidiary’s intended purposes.

Notwithstanding anything contained in this Section 7.01 to the contrary, no Loan Party or any Subsidiary of a Loan Party shall create, assume or suffer to exist any Lien on the Collateral except the Liens in favor of the Administrative Agent for the benefit of Secured Parties under the Collateral Documents and the Permitted Liens (other than Permitted Liens described in clause (a) above).
7.02    Indebtedness. Directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness or the equivalent (including obligations under Capitalized Leases), except for:
(a)    the Obligations and other Indebtedness owed to Lenders (or any applicable Affiliates thereof) under the Loan Documents;
(b)    Indebtedness incurred between or among Loan Parties in the ordinary course of business, provided that if and to the extent requested by the Administrative Agent in writing all such Indebtedness shall be (i) evidenced by promissory notes and all such notes, (ii) subject to a first priority Lien pursuant to the Security Agreement, and (iii) unsecured and subordinated in right of payment to the full payment of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement which, in either such case, is reasonably satisfactory to the Administrative Agent;
(c)    the Indebtedness existing and outstanding on the Closing Date, the value of which is less than $300,000;
(d)    Indebtedness incurred to finance a Permitted Acquisition that the Administrative Agent and the Lenders choose not to finance and any Indebtedness assumed by a Loan Party in connection with a Permitted Acquisition (provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition); provided however that from and after the date that is forty-five (45) days after the date of such Permitted Acquisition, the aggregate amount of such Indebtedness, together with any other Indebtedness permitted by this Section 7.02(d), may not exceed the greater of $15,000,000 and 15% of pro forma Consolidated Adjusted EBITDA after giving effect to the Permitted Acquisition;
(e)    Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by a Borrower prior to or within 90 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of $5,000,000 and 5% of Consolidated Adjusted EBITDA, in each case determined as of the date of incurrence, at any time outstanding;
(f)    Indebtedness incurred by a Borrower in a Permitted Acquisition, in each case, constituting earnouts or other similar adjustments to the purchase price;
(g)    Indebtedness of Loan Parties under Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within 15 Business Days of its incurrence; provided that such Loan Parties shall not guarantee or otherwise be responsible under such agreements, arrangements, protections or programs for obligations of any Person that is not a Loan Party;
(h)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrowers or any Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(i)    Indebtedness not otherwise permitted by the foregoing provisions (a) through (h) of this Section 7.02, the aggregate outstanding principal amount of which shall not, at any time, exceed $2,000,000;
(j)    any Hedge Transactions and guarantees of Hedge Transactions of any other Borrower entered into in the ordinary course of business to hedge or mitigate interest rate risks, commodity price risks or other risks to which Loan Parties are exposed in the conduct of their business or the management of their liabilities, and not for speculative purposes; and
(k)    unsecured Indebtedness not included in any other paragraph of this Section 7.02 provided that in the case of the incurrence of such unsecured Indebtedness (i) no Event of Default shall have occurred and be continuing at the time of the incurrence of such unsecured Indebtedness, (ii) such unsecured Indebtedness shall have a final maturity date that shall not be prior to the date that is six (6) months after that applicable to any Indebtedness under this Agreement and such unsecured Indebtedness shall have a weighted average life to maturity that shall not be shorter than that applicable to any Indebtedness under this Agreement, (iii) the terms and conditions of such unsecured Indebtedness (other than pricing) shall be no more restrictive in any material respect on the Borrowing Agent and its Subsidiaries than the Indebtedness under this Agreement and (iv) the Administrative Agent shall have received satisfactory written evidence that the Loan Parties would be in compliance with the financial covenants set forth in Section 7.16 on a pro forma basis after giving effect to the issuance of any such unsecured Indebtedness (but without netting proceeds from any such unsecured Indebtedness).
7.03    Investments. Make or hold any Investments in any Person, except
(a)    Investments by one Loan Party in another Loan Party and Investments permitted by Section 7.05;
(b)    Investments in cash and Cash Equivalents;
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course of business;
(d)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment,
(e)    Investments in Hedge Transactions permitted under Section 7.02;
(f)    promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted hereunder;
(g)    Investments of a Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated into a Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(h)    employee loans or advances that do not exceed $1,000,000 in the aggregate at any one time outstanding and are made in the ordinary course of business consistent with practices existing on the Closing Date;
(i)    cash deposits required by Governmental Authorities or public utilities;

(j)    loans or advances made between or among Loan Parties in the ordinary course of business, provided that, if and to the extent requested by the Administrative Agent in writing, all such loans or advances shall be (i) evidenced by promissory notes, (ii) subject to the Administrative Agent’s first priority Lien pursuant to the Security Agreement, and (iii) unsecured and subordinated in right of payment to the full payment of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement which, in either such case, is satisfactory to the Administrative Agent;
(k)    (i) an Investment in the Captive Insurance Company on or before November 1, 2021, in an aggregate amount not to exceed $3,000,000, and (ii) additional Investments in the Captive Insurance Company, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year; provided that the Investments pursuant to clauses (i) and (ii) shall be for the purpose of meeting the insurance requirements of the Captive Insurance Company to the extent required by applicable Laws;
(l)    Investments by the Captive Insurance Company in Sponsored Captive Insurance Companies, in an aggregate amount not to exceed $500,000, which Investments are made on or before November 1, 2021; and
(m)    loans or advances not otherwise permitted by this Section 7.03, which do not exceed $1,000,000 in the aggregate outstanding;
provided, however, that after giving effect to the making of any loans, advances or deposits permitted by clauses (d), (g),(h), (i), (j), (k), (l) or (m) of this Section, no Default or Event of Default shall have occurred and be continuing.
7.04    Fundamental Changes and Dispositions. Consolidate or merge with or into, or make any Disposition (or enter into any agreement to make any Disposition), sell, lease or otherwise transfer all or any substantial part of its properties to, any Person, or discontinue or eliminate any material business line or segment or suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any of its own Equity Interests or that of any Subsidiary of a Loan Party, except Restricted Payments permitted by Section 7.06; provided, however, that pursuant to the consummation of an Acquisition permitted by Section 7.05 (but not otherwise) a Loan Party may merge with another Person if (a) such Person was organized under the laws of the United States of America or one of its states, (b) the Loan Party is the Person surviving such merger, (c) immediately after giving effect to such merger, no Default or Event of Default shall exist, and (d) if a Borrower merges with another Loan Party, a Borrower is the Person surviving such merger.
7.05    Acquisitions. Make any Acquisition, or take any action to solicit the tender of Equity Interests or proxies in respect thereof in order to effect any Acquisition, unless such Acquisition is a Permitted Acquisition.
7.06    Restricted Payments. Declare or make any Restricted Payment or incur any obligation (contingent or otherwise) to do so unless (a) at the time when any such Restricted Payment is to be made, no Default or Event of Default exists or would result therefrom and (b) after giving effect to the making of such Restricted Payment, Borrowers would be in compliance with the requirements of Section 7.16, on a pro forma basis, determined as of the last day of the last Fiscal Quarter of Borrowers for which Borrowers have provided financial statements and the corresponding Compliance Certificate to the Administrative Agent and Lenders as if such Restricted Payment had been paid during such Fiscal Quarter, a Responsible Officer of Borrowers shall have certified to the Administrative Agent and Lenders as to compliance with the preceding clause (b) in a certificate attaching calculations; provided, however, (i) a Subsidiary of a Loan Party may declare and pay dividends ratably with respect to such Subsidiary’s Equity Interests, (ii) Borrowers may make Restricted Payments, not exceeding $2,000,000 during any Fiscal Year pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrowers, (iii) the Borrowers may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrowers held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Loan Party or make Restricted Payments in the form of distributions to allow the Borrowers to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Borrowers in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests of the Borrowers held by such Persons; provided that the aggregate amount of Restricted Payments pursuant to this clause (iii) shall not exceed $1,000,000; (iv) so long as there exists no Default or Event of Default, Borrowers may pay dividends or make distributions to its shareholders or members, as applicable, in an aggregate amount not greater than the amount necessary for such shareholders or members to pay their actual state and United States federal income tax liabilities in respect of income earned by Loan Parties after deducting any unused prior losses; (v) Borrowers may pay management fees pursuant to the Management Services Agreement as long as no Default or Event of Default exists or would result therefrom and Borrowers have cash, Cash Equivalents and/or unused availability under the Revolving Credit Facility of at least $20,000,000 in the aggregate after giving effect to such payment; and (vi) the Borrowers may declare and make dividend payments or other Restricted Payments payable solely in the form of common Equity Interests of such Person.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their respective Subsidiaries on the Closing Date or any business substantially related or incidental thereto. In addition, the Captive Insurance Company shall not engage in any business other than the provision of commercial general liability, commercial automobile liability, commercial auto physical damage or workers compensation and employers liability insurance to the Borrowers and the Subsidiary Guarantors.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Borrower, whether or not in the ordinary course of business, other than:
(a)    Transactions among Loan Parties or between a Loan Party and an entity that becomes a Loan Party as a result of such transaction;
(b)    Restricted Payments permitted under Section 7.06;
(c)    transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and publicly disclosed and then available via EDGAR on the SEC website, or any amendment thereto to the extent such an amendment is not adverse to the Administrative Agent or the Lenders in any material respect;
(d)    on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (including with respect to the Captive Insurance Company and any premiums paid thereto);
(e)    the issuance of Equity Interests or equity-based awards to any officer, director, employee of the Borrowers or any of their Subsidiaries in the ordinary course of business consistent with past practices;
(f)    employment or severance or benefit related arrangements between the Borrowers and their Subsidiaries and their respective officers and employees in the ordinary course of business and consistent with past practices, and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business and consistent with past practices; and
(g)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Borrowing Agent and Subsidiaries of Borrowing Agent in the ordinary course of business to the extent attributable to the ownership or operation of the Borrowing Agent and its Subsidiaries.
7.09    Burdensome Agreements.

(a)    Enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary: the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of Restricted Payments or other distributions in respect of Equity Interests of the Loan Party or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible; or
(b)    directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement limiting the ability of any Subsidiary to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or make investments in, any Loan Party or any Subsidiary of a Loan Party (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement, (ii) any agreement in effect at the time a Person first became a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Loan Party, (iii) by reason of customary negative pledges or provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement, (iv) any securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such transactions, or (iv) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses so long as the terms and conditions of any such agreement are not materially less favorable to the Loan Parties, the Administrative Agent or the Lenders, in each case, with respect to such dividend and payment restrictions than those under or pursuant to the agreement that is amended, extended, refinanced, renewed or replaced.
7.10    Amendments of Organization Documents and Management Services Agreement.
(a)    Amend (i) any of its Organization Documents (other than to change its name as permitted by Section 7.15) in a manner that would reasonably be expected to (A) impair the enforceability of any Loan Document in any material respect or the perfection or priority of any Lien created thereunder, (B) impair in any material respect its ability to perform its obligations under the Loan Documents or (C) otherwise have a Material Adverse Effect or (ii) the Management Services Agreement, in each case, without the prior written consent of the Administrative Agent; or
(b)    Amend the organizational documents of the Captive Insurance Company in any material respect without (in the case of this clause (b)) the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
7.11    Accounting Changes. Make any change in (i) accounting policies or reporting practices, except as required by GAAP or applicable generally accepted accounting principles, or (ii) Fiscal Year, in each case, without the prior written consent of the Administrative Agent.
7.12    Operating Leases. Create, assume or suffer to exist any operating lease except operating leases which (a)(i) are entered into in the ordinary course of business, and (ii) the aggregate indebtedness, liabilities and obligations of Loan Parties under all such operating leases during any period of four consecutive Fiscal Quarters shall at no time exceed $20,000,000; or (b) are between a Loan Party, as landlord, and a Loan Party as tenant.
7.13    Partnerships, Etc. Become a general partner in any general or limited partnership or a joint venturer in any joint venture; provided, however, that the Loan Parties may, in the aggregate, participate in joint ventures on individual contracts not exceeding $30,000,000 in price individually or $50,000,000 in price in the aggregate at any one time outstanding, and in joint ventures for construction contracts in the ordinary course of business requiring a surety bond in any amount that is bonded by a surety company. Notwithstanding the foregoing, at the written request of a Loan Party, and with the prior written approval of the Administrative Agent and the Required Lenders in their discretion, any such transaction may be excluded from the foregoing requirements of this Section 7.13.
7.14    Formation of Subsidiaries. Organize or invest in any new Subsidiary, unless such Investment is permitted pursuant to the terms hereof (including Section 7.03) and, with respect to any such action, the Borrowers cause such Subsidiary to comply with Section 6.12.
7.15    Changes in Locations; Name, etc. Change the location of its chief executive office/chief place of business or change its name or change the location where it maintains its records unless it shall have given the Administrative Agent at least fifteen (15) days prior written notice thereof and shall have delivered to the Administrative Agent all UCC financing statements and amendments thereto as the Administrative Agent shall request and taken all other actions deemed reasonably necessary by the Administrative Agent to continue its perfected security interest in the Collateral.
7.16    Financial Covenants.
(a)    Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio to exceed 3.00:1.00 as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2021); provided that, following a Permitted Acquisition pursuant to Section 7.03 of at least $75,000,000 in aggregate consideration (excluding any earnouts) (a “Material Acquisition”), the maximum permitted Consolidated Net Leverage Ratio shall be increased to 3.25:1.00 (such increase, a “Leverage Step-Up”) for the next two Fiscal Quarter periods.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.20:1.00 as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2021).
7.17    ERISA.
(a)    Permit the affairs of any Loan Party to be conducted so that the underlying assets of the Loan Party constitute “plan assets” within the meaning of the Plan Asset Rules.
(b)    Permit the occurrence of an ERISA Event that, individually or in the aggregate, results or will reasonably be expected to result in a Material Adverse Effect.
7.18    Cash Management. Modify, or permit any change to, the cash management systems described in Section 6.16.
7.19    OFAC; USA Patriot Act. Fail to comply with the Laws, regulations and executive orders referred to in Section 5.24. No Loan Party or Subsidiary, nor to the knowledge of any Loan Party, any director, officer, agent, employee, or other Person acting on behalf of any Loan Party or any Subsidiary, will request or use the proceeds of any Loan or Letter of Credit, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-bribery and anti-corruption legislation in other jurisdictions, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.
7.20    Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.
7.21    Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness (including subordinated Indebtedness), except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) in the case of subordinated Indebtedness, as permitted by the Administrative Agent in its sole discretion.
7.22    Amendment of Indebtedness. Amend, modify or change in any manner any term or condition of any subordinated Indebtedness, except for any refinancing, refunding, renewal or extension thereof permitted by the terms of this Agreement.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default hereunder:
(a)    Non-Payment. Any Borrower or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal on any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fee due or other amount payable (or any deposit of funds as Cash Collateral in respect of L/C Obligations to the extent required by this Agreement) hereunder or under any other Loan Document;
(b)    Specific Covenants. Any Borrower or any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(a), 6.01(b), 6.02, 6.03(a), 6.05, 6.10, 6.11, 6.12, 6.16 or Article VII;
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to any Loan Party by the Administrative Agent;
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or any such representation, warranty, certification or statement that is qualified by materiality or Material Adverse Effect shall be incorrect or misleading in any respect) when made or deemed made;
(e)    Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case after expiration of any applicable notice or cure period, provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any of its Subsidiaries is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount;
(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable Law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;
(h)    Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to the extent not covered by independent third-party insurance (or insurance provided by the Captive Insurance Company) as to which the insurer has been notified of such judgment or order and has not denied coverage and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(i)    ERISA. Any Loan Party has underlying assets which constitute “plan assets” within the Plan Asset Rules;
(j)    ERISA Event. An ERISA Event shall occur that, individually or in the aggregate, results or will reasonably be expected to result in a Material Adverse Effect;
(k)    Invalidity of Loan Documents. Any payment provision, any financial covenant or any other material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports to revoke, terminate or rescind any Loan Document;
(l)    Change of Control. There occurs any Change of Control; or
(m)    Collateral Document. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected first priority lien on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee requirements hereunder or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or take other required actions.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower (to the extent permitted by applicable Law);
(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of any Event of Default described in either of Section 8.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings ratably among the Lenders and the L/C Issuer, in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, payment of that portion of the Obligations constituting any amounts owed under any Hedge Agreement and any Secured Cash Management Agreements, ratably among the Lender Counterparties in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty. Each Lender Counterparty not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
(a)    Each of the Lenders and each L/C Issuer hereby irrevocably appoints BBVA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Each of the Lenders and each L/C Issuer hereby irrevocably appoints the Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Lender Counterparty) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the

Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Notwithstanding any other provision of this Agreement, the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement or Secured Cash Management Agreement.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
(a)    Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
(b)    Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
9.03    Exculpatory Provisions. The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Arrangers, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Agent, any Arranger or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein; and
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowing Agent or a Lender;
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 8.02; provided, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.

9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowing Agent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and L/C Issuer appoint a successor Administrative Agent, meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowing Agent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable) and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by BBVA as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If BBVA resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all such L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrowing Agent of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the existing L/C Issuer to effectively assume the obligations of the existing L/C Issuer with respect to such Letters of Credit.
9.07    Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or an Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C

Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowing Agent or any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (each, a “Credit Bid”) (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code or any other Debtor Relief Law, or any similar Laws in any other jurisdictions to which any Loan Party or any of its Subsidiaries is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such Credit Bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, Credit Bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles; provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be Credit Bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt Credit Bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10    Collateral and Guaranty Matters. Each of the Lenders (including in its capacity as a Lender Counterparty) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents as Administrative Agent for the benefit of the Lenders and the other Secured Parties;
(b)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Hedge Agreements as to which arrangements satisfactory to the applicable Lender Counterparty shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) which property is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) if approved, authorized or ratified in writing in accordance with Section 10.01 or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
(c)    to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(d)    to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(q).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11    Secured Cash Management Agreements and Hedge Agreements. No Lender Counterparty that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty.
9.12    Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
9.13    Lender ERISA Representation.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional

Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.14    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Credit Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. Subject to the last paragraph of this Section 10.01 and Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01 (other than Section 4.01(g)(i) or (h)), or, in the case of the initial Credit Extension, Section 4.02 without the written consent of each Lender;
(b)    waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or of any Default shall not constitute an extension or increase of any Commitment of any Lender);
(d)    postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender directly and adversely affected thereby or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;
(e)    reduce the principal of, or the rate of interest specified herein on or any Loan, L/C Borrowing or (subject to clause (C) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(f)    change any provision of Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(g)    change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders,” without the written consent of the Administrative Agent and each Lender under the applicable Facility (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Commitments or Revolving Credit Commitments, as applicable;
(h)    (i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender or (ii) without the prior written consent of each Lender directly affected thereby, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation;
(i)    release (i) any Borrower or (ii) all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
(j)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility , the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility ,the Required Revolving Lenders; and provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (C) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the maturity date of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrowing Agent (1) to add one or more additional revolving credit or term loan facilities to this Agreement, and in each case subject to the limitations in Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (2) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrowing Agent acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrowing Agent or Loan Party subject to such Loan Document shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
10.02    Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower, the Borrowing Agent, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number as may be designated in writing to the Administrative Agent and the Borrowing Agent by such Lender for the delivery of notices that may contain material non-public information relating to the Borrowers.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuer or the Borrowing Agent may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Borrowing Agent, the Administrative Agent, the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowing Agent, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities Laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic

Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrowers or the Borrowing Agent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers or the Borrowing Agent. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Each Borrower agrees to pay on demand (i) all reasonable and documented costs and expenses of the Administrative Agent and each Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of one primary counsel and reasonably necessary local and/or regulatory counsel (limited to one regulatory counsel in any reasonably necessary specialty and to one local counsel in each reasonably necessary jurisdiction) for the Administrative Agent and the Arrangers with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Loan Parties or with other creditors of the Loan Parties arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all costs and expenses of the Administrative Agent, each Arranger, each

Lender and the L/C Issuer (and each Related Party of the Administrative Agent, each Arranger and each Lender) in connection with the enforcement of the Loan Documents or protection of its rights thereunder, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the fees, disbursements and other charges of (A) one primary U.S. counsel for the Administrative Agent, the Arrangers, the Lenders and the L/C Issuer, (B) if reasonably requested by the Administrative Agent, one local counsel in each relevant jurisdiction, (C) one reasonably necessary special or regulatory counsel in each relevant specialty and (D) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (C) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (C) shall allow for up to one additional counsel in each relevant specialty)).
(b)    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, the L/C Issuer, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses (including the fees, disbursements and other charges of (A) one primary counsel for the Indemnitees (taken as a whole), (B) if reasonably requested by the Administrative Agent, one local counsel in each relevant jurisdiction, (C) one reasonably necessary special or regulatory counsel in each reasonably necessary specialty and (D) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (C) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (C) shall allow for up to one additional counsel in each relevant specialty)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Person (including any Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Commitment or any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding (or any settlement of any of the foregoing) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, breach in bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party have obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Borrower and that is brought by an Indemnitee against another Indemnitee (other than against an Arranger or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the

Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor (together with backup documentation supporting such reimbursement request).
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee and in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of any Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iv)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or (D) to any Person at the time of such assignment is the subject of a Sanction.
(v)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowing Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vi)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Consents. No consent shall be required for any assignment except any consent in proviso (i) to clause (b) above regarding minimum assignment amounts and:
(i)    the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided further, that the Borrowing Agent’s consent shall not be required during the primary syndication of the Facilities;
(ii)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(iii)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(d)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowing Agent and any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Borrowing Agent or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Person, a Defaulting Lender or any Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agent and the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowing Agent’s request and the Borrowers’ expense, to use reasonable efforts to cooperate with the Borrowing Agent to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except that the portion of any Participant Register relating to any Participant requesting payment from the Borrowers or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Borrowers upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time BBVA or any other L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), such Person may, upon thirty (30) days’ notice to the Borrowing Agent and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrowing Agent shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowing Agent to appoint any such successor shall affect the resignation of BBVA or the L/C Issuer as an L/C Issuer. If BBVA or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to BBVA to effectively assume the obligations of BBVA with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any assignee invited to be a Lender pursuant to Section 2.14 or (ii) any direct or indirect contractual counterparty or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to obligations of the Loan Parties; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their respective Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (iii) insurers or re-insurers; (h) with the consent of the Borrowing Agent; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Arranger, any Lender, the L/C Issuer, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or (z)

is independently discovered or developed by a party hereto without utilizing any Information received from the Borrowers or violating the terms of this Section 10.07; (j) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (k) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary; provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the L/C Issuer and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowing Agent or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer, the Administrative Agent and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowing Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c)

amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any Note by telecopy, e-mail or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such Note, as applicable.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than (x) contingent indemnification obligations for which no claim has been made of any Loan Party that may be owing to the Administrative Agent, the L/C Issuer, any Lender, or any of their respective Related Parties pursuant to the Loan Documents and (y) obligations and liabilities under Secured Cash Management Agreements and Hedge Agreements as to which arrangements satisfactory to the applicable current or former Lender or Lender Counterparty have been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer have been made).
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowing Agent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrowing Agent, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 10.13 to the contrary, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY

SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH LOAN PARTY A PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders are arm’s-length commercial transactions between each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, nor the L/C Issuer or any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the L/C Issuer, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor the L/C Issuer or any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
10.18    USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.21    Assignments and Allocations; Amendment and Restatement.
(a)    Simultaneously with the Closing Date, the parties hereby agree that (i) the aggregate Revolving Credit Commitments of each of the Revolving Credit Lenders hereunder as of the date hereof shall be as set forth on Schedule 2.01, the outstanding revolving loans under the Existing Credit Agreement, without giving effect to any Revolving Credit Borrowing under this Agreement on the Closing Date, but after giving effect to any repayment or reduction thereof with the proceeds of any applicable sources, shall continue as (and be deemed to be) Revolving Credit Loans hereunder and shall be reallocated in accordance with such Revolving Credit Commitments and the requisite assignments shall be deemed to be made in such amounts by and between the Revolving Credit Lenders and from each Revolving Credit Lender to each other Revolving Credit Lender (including from Revolving Credit Lenders who increase or reduce their Revolving Credit Commitments in connection with this Agreement), with the same force and effect as if such assignments were evidenced by applicable assignments and assumptions under the Existing Credit Agreement but without the payment of any related assignment or breakage fee, and no other documents or instruments, shall be, or shall be required to be, executed in connection with such assignments (all of which requirements are hereby waived) and (ii) the Term Commitments shall be as set forth in Schedule 2.01, and the outstanding amount of the term loans under the Existing Credit Agreement, without giving effect to any Term Loan disbursements under this Agreement on the Closing Date, but after giving effect to any repayment or reduction thereof with the proceeds of any applicable sources (collectively, the “Existing Term Loans”), shall continue as (and be deemed to be) Term Loans hereunder and shall be reallocated in accordance with such Term Commitments and the requisite assignments shall be deemed to be made in such amounts by and between the Term Lenders and from each Term Lender to each other Term Lender (including from Term Lenders who increase or reduce their Term Commitments in connection with this Agreement), with the same force and effect as if such assignments were evidenced by applicable assignments and assumptions under the Existing Credit Agreement but without the payment of any related assignment fee, and no other documents or instruments, shall be, or shall be required to be, executed in connection with such assignments (all of which requirements are hereby waived); provided that, for the avoidance of doubt, all accrued interest under the Existing Credit Agreement shall be paid in connection with this Agreement on the Closing Date.
(b)    On the Closing Date, the applicable Lenders shall make full cash settlement with one another, in each case through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments, such that after giving effect to such settlements, each Lender’s Applicable Percentage of the Aggregate Commitments equals (with customary rounding) its Applicable Percentage of the Outstanding Amount of all Loans.
(c)    The Borrowers, each Guarantor, the Administrative Agent, the L/C Issuer and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement.
(d)    All Existing Letters of Credit shall continue as Letters of Credit hereunder subject to the terms hereof.
[SCHEDULES AND EXHIBITS INTENTIONALLY OMITTED FROM ANNEX I]